As filed with the Securities and Exchange Commission on June 1, 2010.
Registration No. 333-165949

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELSINORE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	7310	27-0289010
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

4201 Connecticut Avenue, N.W., Suite 407, Washington, D.C. 20008 (202) 609-7756
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Arne Dunhem, Chief Executive Officer
Elsinore Services, Inc.
4201 Connecticut Avenue, N.W.
Suite 407
Washington, D.C. 20008
(202) 609-7756
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Neil R.E. Carr, Esquire
Babirak Carr, P.C.
1050 17th Street, N.W., Suite 600
Washington, D.C. 20036
Telephone: (202) 587-2983
Facsimile: (202) 318-4486

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	3,000,000	$0.02	(1)	$60,000	$4.28	(2)
Total Registration Fee:					$4.28	(2)(3)

(1)
The offering price per share has been arbitrarily determined by the board of directors of the Registrant and is not necessarily related to its assets, book value, earnings or any other recognized criteria of value.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated June 1, 2010

PRELIMINARY PROSPECTUS

ELSINORE SERVICES, INC.

Maximum of 3,000,000 Shares of Our Common Stock

This is our initial public offering.  We are offering up to a maximum of 3,000,000 shares of our common stock at a price of $0.02 per share on a self-underwritten, “best efforts” basis.  We are not offering the shares through an underwriter or placement agent and will not be required to pay any underwriter’s discount or commission. Our shares will be offered and sold by us solely through our officers and directors who will not receive any commission for selling the shares on our behalf.  The offering price per share has been arbitrarily determined by us and is not necessarily related to the value of our assets, or our book value, earnings, or any other recognized criteria of value. An investor is not required to purchase a minimum amount of shares.

Our offering will commence promptly following the date of this prospectus and will continue for a period of 120 days unless we earlier sell all of the shares or terminate the offering.  We reserve the right to extend the offering period for up to an additional 90 days, in our sole discretion.  We are not required to sell a minimum amount of shares in this direct offering and we are not required to raise a minimum amount of offering proceeds for us to complete our offering.  We reserve the right to accept or reject subscriptions for our shares in the offering for any reason or for no reason.  You may revoke your subscription at any time prior to our acceptance of your subscription by notifying us in writing of your revocation decision.

Your subscription proceeds will not be held in an escrow account pending closing.  All proceeds of this offering will be received by us and will be immediately available to us and for our use following acceptance of your subscription.  We will pay all expenses of this offering.

Prior to this offering, there has been no public market for our common stock and we can give no assurance that any public market will ever develop or, if any public market develops, that it will be sustained.  Following the closing of this offering, we propose to seek quotation of our shares on the OTC Bulletin Board.  We can give no assurance that our shares will be accepted for quotation on the OTC Bulletin Board or any other quotation medium.

We are a development stage company and there can be no assurance we will be able to implement our business plan, generate any revenue, or ever become profitable.  The shares being offered are highly speculative and involve a high degree of risk.  An investment in our shares should be considered only by persons who can afford a loss of their entire investment.  Please refer to the section entitled “Risk Factors” beginning on page 7, below.

	Price to public	Underwriting discounts and commissions	Proceeds to us
Per share	$0.02	$0	$0.02
Total maximum	$60,000	$0	$60,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ __, 2010.

TABLE OF CONTENTS

Cautionary Statements Regarding Forward-Looking Statements	3
Prospectus Summary	4
Risk Factors	7
Use of Proceeds	15
Dilution	16
Capitalization	17
Determination of Our Offering Price	17
Dividend Policy	17
Management’s Discussion and Analysis	17
Our Business	21
Directors and Executive Officers	28
Executive Compensation	30
Securities Authorized for Issuance Under Equity Compensation Plans	32
Related Party Transactions	32
Security Ownership of Certain Beneficial Owners and Management	34
Market for Our Common Stock and Related Stockholder Matters	34
Description of Our Securities	35
Our Plan of Distribution	36
Shares Eligible for Future Sale	38
Additional Information	39
Quantitative and Qualitative Disclosure About Market Risk	40
Changes in and Disagreements with Accountants	40
Legal Matters	40
Experts	40
Disclosure of Commission Position on Indemnification	40
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. This document may only be used where it is legal to sell the shares of our common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends, “plans,” “should,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions.  Such statements include but are not limited to statements under the captions “Risk Factors,” “Management’s Discussion and Analysis,” “Our Business” and elsewhere in this prospectus.  A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under “Risk Factors” and “Our Business.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including :

•	our ability to implement our business plan;
•	our ability to market our proposed services, commence revenue operations and then to achieve profitable results of operation;
•	competition from larger, more established companies with far greater economic and human resources than we have;
•	our ability to attract and retain customers and quality employees;
•	the effect of changing economic conditions; and
•	changes in government regulations, tax rates and similar matters.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we intend to file from time to time with the Securities and Exchange Commission (“SEC”).  The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our shares of common stock.  It should be read in conjunction with the more detailed information elsewhere in this prospectus and the financial statements and notes thereto. Each prospective investor is urged to read this prospectus carefully, and in its entirety.  Throughout this prospectus we refer to Elsinore Services, Inc. as “Elsinore,” “we,” “our” or “us.”

This prospectus contains forward-looking statements.  The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially.  The sections entitled “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business” contain a discussion of some of the factors that could contribute to those differences.

Our Company

We were incorporated in Delaware on June 2, 2009, and are a development stage company.  We are a full-service advertising and marketing agency that intends to operate through different practice groups providing advertising and marketing services, with an emphasis on digital interactive media. We intend to utilize state-of-the-art digital interactive media technology to develop more targeted, effective, quantifiable, less expensive, and more comprehensive advertising and marketing campaigns than traditional methods

We have not generated any revenues to date. As of March 31, 2010, we had current assets in the amount of $1,100 and current liabilities in the amount of $18,175.  We had a working capital deficiency of $(17,075) as of March 31, 2010. Our current working capital is not sufficient to enable us to implement our business plan described in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require financing in addition to the net proceeds we are able to raise in this offering.

Following the closing of the offering, it is not our present intent or the present intent of our management to engage in a “reverse acquisition” or “reverse merger” with another operating entity.  Our intention is to develop and implement our business plan as described under “Management’s Discussion and Analysis – Our Plan of Operation” beginning on page 18, under “Our Business” beginning on page 21, and elsewhere in this prospectus.

Our fiscal year ends on December 31.

Where You Can Find Us

Our principal executive offices are located at 4201 Connecticut Avenue, N.W., Suite 407, Washington, D.C. 20008 . Our telephone number at this location is (202) 609-7756. Our web site address is www.elsinoreservices.com.  The information contained on our web site is not deemed a part of this prospectus.

Our Direct Initial Public Offering

We are offering up to a maximum of 3,000,000 shares of our common stock at an offering price of $0.02 per share in our initial public offering directly to the public. We are not offering the shares through an underwriter or placement agent.  The offering is being made on a self underwritten, “best efforts” basis by our officers and directors who will not receive any commission for selling our shares.  An investor is not required to purchase a minimum amount of shares.

The offering price of $0.02 per share was arbitrarily determined by us and is not necessarily related to the value of our assets, or our book value, earnings or any other recognized criteria of value.

Our offering will commence promptly following the date of this prospectus and will continue for a period of 120 days thereafter unless earlier we sell all of the shares or we terminate the offering.  We reserve the right to extend the offering period for up to an additional 90 days, in our sole discretion.

We are not required to sell a minimum amount of shares in this direct offering and we are not required to raise a minimum amount of offering proceeds for us to complete this offering.  Accordingly, we may close on the offering even if we have sold fewer than the maximum number of shares offered.  We reserve the right to accept or reject subscriptions for our shares in the offering for any reason or for no reason.  You may revoke your subscription at any time prior to our acceptance of your subscription by notifying us in writing of your revocation decision.

Your subscription proceeds will not be held in an escrow account pending a closing.  All proceeds of this offering will be received by us and will be immediately available to us and for our use following acceptance of your subscription.

There is no public market for our shares. The absence of a public market for our stock may make it difficult or impossible for you to sell your shares.

We propose to seek quotation of our shares of common stock on the OTC Bulletin Board.  There can be no assurance that our shares will be accepted for quotation on the OTC Bulletin Board.  In order for our shares to be quoted on the OTC Bulletin Board, a market maker will need to apply to make a market in our common stock.  As of the date of this prospectus, we have not requested any market maker to make a market in our common stock or to quote our shares.  Accordingly, an investment in our shares will not be liquid and you may never be able to resell our shares.

If all of the shares are sold in the offering, the gross offering proceeds to us will be $60,000 before deducting the expenses of this offering.  We estimate that the expenses of this offering will be approximately $25,000 or 41.7% of the gross offering proceeds if all of the shares are sold.  If all of the shares offered by us are not sold, the percentage of offering expenses to gross proceeds will increase and we will receive a lower amount of net proceeds from this offering.

While there are certain costs inherent in being a public reporting company, including the costs of compliance with the periodic reporting and other requirements under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), applicable to public companies as well as the cost of the annual audit of our financial statements to be included in our annual report on Form 10-K, management believes such costs are outweighed by the benefits to be derived from our ability to access certain sources of financing that management does not believe would be available to a privately-held company.  In view of current economic conditions and based on discussions with certain private equity funds, management believes that the availability of private equity and debt financing and bank lending for a smaller enterprise with a developed business plan but limited operating history and limited assets is limited.

The Offering

Securities being offered	A maximum of 3,000,000 shares of our common stock

Offering price per share	$0.02 per share

Shares outstanding before the offering	10,000,000 shares

Shares outstanding after the offering	13,000,000 shares

Minimum number of shares to be sold in this offering	There is no minimum amount.

Offering period
The shares are being offered for a period up to 120 days after the date of this prospectus unless we earlier sell all of the shares or we terminate the offering.  We reserve the right to extend the offering for up to an additional 90 days, in our sole discretion.

Proceeds of the offering
The net proceeds of the offering will be approximately $35,000 assuming we sell all 3,000,000 shares.  We intend to use the net proceeds to implement our business plan, including developing our business and establishing certain strategic relationships, purchasing resale services from existing vendors, marketing and advertising, media content production, and initial network implementation and installation, and for general working capital purposes.  See “Use of Proceeds” on page 15, below.  We will receive all of the proceeds of this offering.  The net proceeds will be immediately available to us for our use following closing of the offering.

Risk factors
We are a development stage company and we are subject to a number of risks.  These risks are discussed under the heading “Risk Factors” beginning on page 7, below. Since our inception, we have incurred operating losses, negative cash flows, and we have never generated any revenue.  As of March 31, 2010, our accumulated deficit was $26,075 and we had cash of $1,100.  We expect to continue to incur net losses and negative cash flows for the foreseeable future, and we may never generate any revenue or become profitable.

Selected Financial Information

The following selected financial data should be read in conjunction with our “Management’s Discussion and Analysis - Plan of Operation” and our Financial Statements and Notes thereto, included elsewhere in this prospectus. The balance sheet data as at December 31, 2009, and the statement of operations data for the period from our inception (June 2, 2009) through to December 31, 2009 set forth below are derived from our audited annual financial statements included elsewhere herein.  The balance sheet data as at March 31, 2010, and the statement of operations data for the three month period ended March 31, 2010, is derived from our unaudited financial statements included elsewhere herein.

	For the Period from Inception (June 2, 2009) through December 31, 2009 (audited)	For the Period from January 1, 2010 through March 31, 2010 (unaudited)
STATEMENT OF OPERATIONS

Revenues	$-	$-
General and Administrative Expenses	18,529	7,546
Total Operating Expenses	18,529	7,546
Net Loss	18,529	7,546

	As of December 31, 2009 (audited)	As of March 31, 2010 (unaudited)
BALANCE SHEET DATA

Cash	$-	$1,100
Total Assets	-	1,100
Total Liabilities	11,116	18,175
Stockholders’ Equity/(Deficit)	(11.116)	(17,075)

We have had no revenue to date and have incurred net losses since inception. We have had limited operations and have received a “going concern” opinion from our independent registered public accountants regarding our financial statements as of, and for the period ended, December 31, 2009, as we are reliant solely upon the sale of our common stock or other securities as the source of funds for our future operations.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and other information contained in this prospectus before deciding to invest in our common stock.  The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company.

If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.  In such case, you could lose a part or all of your investment.

Risks Related to Our Company and Our Operations

We are a development stage company and our business plan is unproven. We have generated no revenues from our operations and incurred operating losses since our inception.  We have very limited cash resources.  We are dependent on the proceeds of this offering to begin the implementation of our business plan.

We are a development stage company and our business plan is unproven and we cannot assure you that we will ever achieve profitability or, if we achieve profitability, that it will be sustainable. We are subject to all of the risks inherent in a new business. We were formed in June 2009 and have generated no revenue as of the date of this prospectus.  As of March 31, 2010, we had cash of $1,100 and have relied upon management advances to provide cash for our ongoing operations.  Since inception, we have experienced operating losses and negative cash flows.  We incurred an operating loss of $18,529 for the period from our inception through December 31, 2009, and an operating loss of $7,546 for the three month period ended March 31, 2010. Our accumulated deficit as of March 31, 2010, is $26,075.  The income potential of our proposed business is unproven and our limited operating history makes it difficult to evaluate our prospects. We anticipate increased expenses as we continue to expand and improve our infrastructure, implement our business plan, invest in or develop additional services, develop our technology, expand our sales and marketing efforts and pursue additional industry relationships. Moreover, the acceptance of the services that we offer is uncertain.  We are dependent on the proceeds of this offering to further implement our business plan.  Management believes that, in addition to the net proceeds from this offering, we will require approximately an additional $5,000,000 during the next 12 months to continue developing our operations and pay the costs associated with being a public company. Although there can be no assurance, management will seek to obtain such funds from one or more additional debt or equity financings or bank borrowings.  If we are unable to raise such additional financing, we may be unable to continue in business and may have to curtail our operations.  Also, there can be no assurance that management will continue to provide funds for our operations in the form of advances.

There is substantial doubt about our ability to continue as a going concern.

In their audit report with regard to our financial statements as of December 31, 2009 and for the period from inception through December 31, 2009, our independent registered public accountants have expressed an opinion that substantial doubt exists as to whether we can continue as a going concern. Because we have limited cash resources and our officers may be unwilling or unable to loan or advance any additional funds to us, we believe that if we do not raise additional capital within the next 12 months in addition to the net proceeds from this offering, we may be required to suspend or cease the implementation of our business plan. Due to the fact that there is no minimum offering amount and we are not required to refund your subscription amount, you may be investing in a company that will not have the funds necessary to develop its business strategies. As such we may have to cease operations and you could lose your entire investment. Accordingly, we may find it difficult or impossible to attract investors.

If we do not receive adequate financing, our business will fail resulting in the entire loss of your investment.

If we are not successful in earning revenues once we have started our sales activities, we may require additional financing to sustain our business operations. Assuming we do not generate any revenue and that we receive all of the proceeds from this offering, during the next 12 months, we anticipate we will incur additional expenses in the aggregate amount of approximately $5,000,000 related to our business and operations that will not be covered by the maximum net proceeds of this offering.  Currently, we do not have any arrangement to raise any such additional financing to cover our anticipated additional expenses and costs and we can provide no assurance that we will be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including our ability to develop our services and to attract customers. These factors may have an effect on the timing, amount, terms or conditions of additional financing and make such additional financing unavailable to us. See “Our Business” and “Management’s Discussion and Analysis – Our Plan of Operation.”

Since we are a new company and lack a mature operating history, we face a high risk of business failure which could result in a loss of your entire investment.

We are a development stage company formed recently to provide “new media” advertising and marketing services and have a limited operating history upon which an investor may evaluate our prospects for success. We were incorporated on June 2, 2009, and to date have focused primarily on developing our business, establishing certain strategic relationships with an advertising agency, and have generated no revenue to date. Thus, there is only limited historical financial data upon which an investor is able to evaluate our business prospects and operations.

We expect our results of operations may also fluctuate significantly in the future as a result of a variety of market factors, including, among others, the dominance of other companies offering similar services, the entry of new competitors into our industry, our ability to attract, retain and motivate qualified personnel, the initiation, renewal or expiration of our customer base, pricing changes by us or our competitors, specific economic conditions in the new media full-service advertising and  marketing  agency industry, our ability to utilize certain computer systems of others, and general economic conditions. Accordingly, our future sales and operating results are difficult to forecast. As of the date of this prospectus, we have earned no revenue. Failure to generate revenue will cause us to go out of business, which will result in the complete loss of your investment.

We may be unable to gain any significant market acceptance for our new media full-service advertising and agency services or establish a significant market presence.

Our business growth strategy is substantially dependent upon our ability to market our services successfully to prospective customers. However, our planned services may not achieve significant market acceptance. Such acceptance, if achieved, may not be sustained for any significant period of time. Failure of our services to achieve or sustain market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

Initially, we expect to be dependent on other strategic new media full-service advertising and marketing agencies to provide certain of our services.

Initially, we intend to rely upon certain other strategic new media full-service advertising and marketing agencies to assist us in providing certain services to our customers.  We have entered into one such agreement with a strategic new media full-service advertising and marketing agency to assist us in providing such services and we may enter into additional contracts until we are able to further develop our infrastructure, internal systems, and operations and employ additional personnel.  However, any such additional providers may be unwilling to allow us to resell or otherwise utilize their services or we may not have the cash or other resources to purchase such services on behalf of any customer we obtain or at costs to us that may enable our customer contracts to be profitable.

We expect to compete against other new media full-service advertising and marketing agencies that may be better established and capitalized than we are.

We compete against other new media full-service advertising and marketing agencies.  Such agencies may be better capitalized, have established distribution and sales networks and a customer base that we do not have.  Accordingly, we may find it difficult to compete against such agencies or any other agencies that enter the market after the date of this prospectus.  Further, we have a limited sales and marketing capability at this time to enable us to develop a customer base for our services.

We may be unable to manage our future growth.

We expect to experience continuous growth for the foreseeable future. Our growth may place a significant strain on our limited management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or the results of our operations.

Our CEO and President, Arne Dunhem, and our CFO, Dean Schauer, have certain outside business interests and activities. Currently and in the foreseeable future, they are not being compensated by us; accordingly, although Mr. Dunhem has expressed the intent to devote substantially all of his time and efforts to further developing our  business, there is a risk that if we are not successful, they may only be able to devote a portion of their time to our operations which may result in periodic interruptions or suspensions of our business activities.

Arne Dunhem, our CEO and President, is devoting approximately 40 hours each week, or approximately 75% of his business time, to our business and operations, including establishing certain strategic relationships with other agencies and developing our customer base. He expects to continue to devote such amount of his time to our business and operations following the date of this prospectus.  Dean Schauer, our CFO and Senior Vice President, is devoting approximately 35 hours each week, or approximately 70% of his business time, to our business and operations.  He expects to continue to devote such amount of his time to our business and operations following the date of this prospectus. However, such executive officers are engaged in other business activities in addition to our business as disclosed under “Directors and Executive Officers,” beginning on page 28, below. Currently, we have no employment or other agreement or arrangement with either Mr. Dunhem or Mr. Schauer requiring them to do so and their other business activities may, from time to time, preclude them from devoting full time to our business and operations. Also, our officers are not being compensated by us until we have sufficient cash to do so.  Accordingly, such officers could have a conflict of interest between the amount of time they need to devote to our business activities and operations and the amount of time they are required to devote to their other activities.  Subsequent to the completion of this offering, we intend to increase our business activities in the areas of development, marketing and sales.  Our proposed increased business activities may require that either of our officers engage in our business activities on a full-time basis or that we hire additional employees; however, at this time, we do not have sufficient funds to engage them on a full-time basis and this may materially and adversely affect our ability to fully implement our business plan and develop our operations.

One of our directors is not resident in the U.S.; accordingly, you may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against our non-U.S. resident director.

One of our directors, Mr. Leif T. Carlsson, is a foreign citizen and does not reside in the United States. It may be difficult for courts in the United States to obtain jurisdiction over a foreign person and, as a result, it may be difficult or impossible for you to enforce a judgment rendered against Mr. Carlsson in United States’ courts. In addition, the courts in the country where Mr. Carlsson is located (Sweden) may not permit lawsuits for the enforcement of judgments arising out of the United States and state securities or similar laws. Thus, you may be unable to bring a lawsuit against our non-resident director or, if successful in bringing such a lawsuit, in collecting judgment against our non-resident director.

Certain of our executive officers have limited experience in managing and operating a new media advertising and marketing industry business.  We cannot assure you that their past experience will be sufficient to enable them to manage our company and further implement our business plan.

Mr. Arne Dunhem, our CEO and President, and Mr. Dean Schauer, our CFO and Senior Vice President, have limited experience managing and operating a new media advertising and marketing company which may limit our ability to further implement our business plan, develop our customer base, and manage our growth.

Investors could lose confidence in our financial reports if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

As a public reporting company, we will become subject to Section 404 of the Sarbanes-Oxley Act of 2002 which may require us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Additionally, our independent registered public accounting firm may be required to issue a report on management’s assessment of our internal control over financial reporting and a report on their evaluation of the operating effectiveness of our internal control over financial reporting for the year ending December 31, 2010.

We will continue to evaluate our existing internal controls over financial reporting against the framework developed by the Committee of Sponsoring Organizations (COSO). During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remedying any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify, may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. In addition, we cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively. If we are not able to complete the assessment under Section 404 in a timely manner, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective. Investors could lose confidence in our financial reports and, if a public market develops for our stock, our stock price may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

A determination that there is a significant deficiency or material weakness in the effectiveness of our internal controls over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

Certain provisions of our charter and by-laws may discourage mergers and other transactions.

Certain provisions of our certificate of incorporation and by-laws may make it more difficult for someone to acquire control of us.  These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business.  These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.  The use of a staggered board of directors and the ability to issue “blank check” preferred stock are traditional anti-takeover measures.  These provisions, and others, may be beneficial to our management and the board of directors in a hostile tender offer, and may have an adverse impact on stockholders who may want to participate in such tender offer, or who may want to replace some or all of the members of the board of directors.

Our board of directors may issue shares of preferred stock without stockholder approval.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock.  Accordingly, our board of directors may, without shareholder approval, issue one or more new series of preferred stock with rights which could adversely affect the voting power or other rights of the holders of outstanding shares of our common stock.  In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult or discouraging an acquisition or change of control of us.  Although we do not have any current plans to issue any shares of preferred stock, we may do so in the future.

We expect to depend on key personnel.

Our success depends on the contributions of our key management personnel, including Mr. Arne Dunhem, our Chief Executive Officer, President and Secretary, Mr. Dean Schauer, our Chief Financial Officer, Senior Vice President and Treasurer.  If we lose the services of any of such personnel, or if such officers are only able to devote a small portion of their time to our operations, we could be delayed in or precluded from achieving our business objectives and implementing our business plan.  We do not have key man insurance on any of such officers.  The loss of any of our key officers or personnel could impair our ability to successfully execute our business strategy, because we substantially rely on their experience and management skills.

Our directors and named executive officers own a substantial percentage of our common stock.

As of the date of this prospectus, our directors and named executive officers beneficially own 100% of our shares of common stock and, assuming sale of all of the shares offered hereby, will own approximately 76.92% of our shares of common stock following the closing of our offering.  These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders.  These matters would include the election of directors and the approval of mergers or other business combination transactions.  This concentration of ownership may discourage or prevent someone from acquiring our business.

Our ability to attract and retain additional skilled personnel may impact our ability to develop our business and attract customers in growing our business.

We believe that our ability to attract, train, motivate and retain additional highly skilled technical, managerial and sales personnel, particularly in the areas of technology development, business intelligence, management, service development and build out, integration and technical support, is essential to our future success.  Our business requires individuals with significant levels of expertise in business operations and IT and computer system networking, and multi-media.  Competition for such personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future.  Also, we have limited cash resources to hire such personnel.  Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult.  We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to such personnel than we currently anticipate.  If we fail to attract and retain sufficient numbers of highly skilled employees, our ability to provide the necessary technologies and services may be limited, and as a result, we may be unable to attract customers and grow our business. Our ability to attract such personnel will also depend on our ability to raise additional financing, of which there can be no assurance.

We do not have any customers and we cannot assure you that we will ever be able to have any.  Even if we have customers, we may not be able to make a profit.

As of the date of this prospectus, we have no clients or customers.  We have not identified any specific client or customer and we may never have any client or customer. Even if we have customers, we can give you no assurance that we will develop services that our customers will want to purchase from us.  If we are unable to generate customers or a sufficient number of customers, we may be unable to generate sufficient revenue to enable us to develop or expand our business.  If we have insufficient revenue, we will be unable to continue operations and we may be required to discontinue our operations.

We do not have any additional source of financing for our business plan and may be unable to find any such financing if and when we may need it, resulting in the failure of our business.

Other than the proceeds from this offering, we have no other source of additional financing for our business.  We do not have an alternative source of financing if we fail to receive all or a portion of the net proceeds from this offering.  If we are unable to obtain additional financing, we may be unable to continue our operations and we may be required to discontinue or curtail our operations.  Further, if we do obtain additional financing, the terms and conditions of the securities we issue in connection with such financing may dilute your interest in us.

We have never paid a cash dividend.

We have not declared or paid a cash dividend and we do not anticipate declaring or paying any such dividends in the foreseeable future.

We may infringe the proprietary and trade secret rights of others.

If any of our services or our employees or agents knowingly or unknowingly violate third party proprietary rights, we may be subject to damages or equitable claims.  For example, we may engage employees who, without notifying us, are subject to non-compete and non-solicitation agreements that may limit their ability to compete within our service industry or within a given geographic area; or who may be restricted from soliciting clients or customers of their former employees; or that may violate trade secret law, for example, by appropriating customer lists, pricing and other financial information, or other proprietary business information of their former employers or others.   Accordingly, we may become subject to damage awards as a result of infringing the proprietary rights of others, which could cause us to incur additional losses and have an adverse impact on our financial position, or that we are unable to pay, or require us to curtail certain of our operations.

Risks Related to this Offering

There is no public trading market for our shares and no market may develop.

There is no public trading market for our common stock and no market may ever develop.  No assurance can be given that an active public trading market will develop for our common stock or, if it develops, that it will be sustained.

We propose to seek quotation of our shares of common stock on the OTC Bulletin Board.  There can be no assurance that the shares will be accepted for quotation on the OTC Bulletin Board.  In order for our shares to be quoted on the OTC Bulletin Board, a market maker will need to apply to make a market in our common stock.  As of the date of this prospectus, we have not requested any market maker to make a market in our common stock or to quote our shares.  The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for shares of stock that are not designated for quotation on a national securities exchange.  Trades in OTC Bulletin Board quoted stocks will be displayed only if the trade is processed by an institution acting as a market maker for those shares.  Market makers are not obligated to continue making a market for any specific period of time.  Thus, there can be no assurance that any institution will be acting as a market maker for our common stock at any time.  If there is no market maker for our stock and no trades in those shares are reported, it may be difficult for you to dispose of your shares or even to obtain accurate quotations as to the market price for your shares.  Moreover, because the order handling rules adopted by the SEC that apply to other listed stocks do not apply to OTC Bulletin Board quoted stock, no market maker is required to maintain an orderly market in our common stock.  Accordingly, in the event our shares become quoted on the OTC Bulletin Board, an order to sell our stock placed with a market maker may not be processed until a buyer for the shares is readily available, if at all, which may further limit your ability to sell your shares at prevailing market prices.

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is no public trading market for our common stock and no such market may develop, or if any such market does develop it may not be sustained. Therefore, there is currently no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

The offering price of our shares has been arbitrarily determined by us and does not bear any relationship to the  value of our assets, or our earnings, book value, or any other recognized criteria of value. Additionally, we were formed recently and have only a limited operating history and no earnings.  We did not consult with any investment banker, appraiser or other independent third party regarding the offering price per share of our shares or the fairness of our offering price.

Investing in our shares is a highly speculative investment and could result in the entire loss of your investment.

A purchase of the offered shares is highly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire investment. Our business objectives are also speculative and unproven, and it is possible that we could be unable to satisfy them. Our shareholders may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

Buyers will pay more for our common stock than a pro rata portion of our assets are worth; as a result, investing in us may result in an immediate loss.

The offering price and other terms and conditions regarding our shares have been arbitrarily determined by us and do not bear any relationship to the value of our assets, or our earnings, book value or any other recognized criteria of value.  The offering price of $0.02 per share is higher than the net tangible book value per share of our common stock.

Because our offering will be conducted on a self-underwritten, “best effort” basis, there can be no assurance that we can raise the money we need.

Our offering is being conducted on a self-underwritten, "best efforts" basis without the benefit of an underwriter or placement agent. We can provide no assurance that our offering will be completely sold out.  If less than the maximum proceeds are available to us, our business plans and prospects for the current fiscal year could be adversely affected.

You will experience immediate and substantial dilution of the price you pay for our shares in this offering.

Our executive officers and directors purchased an aggregate of 10,000,000 shares from us prior to the commencement of this offering at a price of $0.001 per share, a purchase price per share substantially less than the offering price of the shares in this offering.  Upon completion of this offering, the net tangible book value per share of the shares held by our existing shareholders will be increased by approximately $0.0050 per share without any additional investment on their part.  Purchasers in this offering will incur immediate dilution (a reduction in the net tangible book value per share from the offering price per share of $0.02 per share) of approximately $0.0167 per share. Following completion of this offering and assuming all the shares are sold in this offering, the net tangible book value per share of the shares purchased in this offering will be $0.0033 per share, reflecting an immediate and substantial reduction in the price a purchaser paid for the shares in this offering.

Following the completion of this offering, we will become subject to certain reporting and compliance requirements under the Securities Exchange Act.  Accordingly, we will be subject to ongoing costs associated with such reporting and compliance requirements.  Unless we are able to raise sufficient funds from this offering, generate revenue from our operations or obtain funds from other sources, we may be unable to satisfy such reporting and compliance requirements.  If so, it may be more difficult for you to sell your shares, if at all.

Assuming we sell all of the shares in our offering, we propose to set aside approximately $6,000 from the net proceeds of this offering to cover the cost of our ongoing SEC public reporting requirements over the next 12 months.  If the net proceeds from this offering are insufficient or we are unable to generate operating revenue or raise financing from other sources, of which we can give you no assurance, we may not be able to continue to satisfy our SEC periodic public reporting obligations.  This will include legal, audit, filing, transfer agent, and other related costs.  Following completion of this offering, we are proposing to seek quotation for our shares on the OTC Bulletin Board.  Under the OTC Bulletin Board’s Eligibility Requirements, we are required to be an SEC public reporting company and to remain current in our SEC public reporting obligations.  Also, we will not be eligible for initial quotation on the OTC Bulletin Board unless we are current in such SEC reporting requirements.  Shares quoted on the OTC Bulletin Board that become delinquent in their reporting obligations will be removed from quotation following a 30 day grace period if they do not make certain required filings within the grace period.

Current shareholdings may be diluted if we make future equity issuances or if future outstanding debentures, warrants, and options are exercised for or converted into shares of common stock.

“Dilution” refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases.  Our issuance of additional stock, convertible preferred stock and convertible debt may result in dilution to the interests of shareholders and, in the event a public market for our shares develops, may also result in the reduction of your stock price.  The sale of a substantial number of shares into any market for our shares that develops, or even the perception that sales could occur, could depress the price of the common stock in any such market.  Also, the exercise of any warrants and options we may issue subsequent to this offering may result in additional dilution.

Our common stock is subject to the SEC’s Penny Stock Regulations which may affect the liquidity for our stock, the ability of our stockholders to resell their shares through a broker-dealer, and their ability to obtain accurate price quotations.

Our common stock is subject to the SEC’s “penny stock” rules. These regulations define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to the broker-dealer and the registered underwriter, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers’ presumed control over the market. In addition, the broker-dealer must obtain a written statement from the customer that such disclosure information was provided and must retain such acknowledgment for at least three years. Further, monthly statements must be sent disclosing current price information for the penny stock held in the account. The penny stock rules also require that broker-dealers engaging in a transaction in a penny stock make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the purchase. The foregoing rules may materially and adversely affect the liquidity for the market of our common stock, if any such public market develops. Such rules may also affect the ability of broker-dealers to sell our common stock in any such public market, the ability of holders of such securities to obtain accurate price quotations and may therefore impede the ability of holders of our common stock to sell such securities in the secondary market.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for the uses described below.  The net proceeds of our offering are expected to be approximately $5,000, assuming 1,500,000 shares of our common stock are sold, $20,000 if 2,250,000 shares are sold,  and $35,000 if all 3,000,000 shares are sold, respectively, after deducting estimated offering expenses.  There is no assurance that we can complete the offering.

We anticipate that the uses of the net proceeds of this offering will be as follows

Uses of Proceeds		If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold

Gross proceeds of offering		$30,000	$45,000	$60,000

Offering expenses, including expense advanced by management or payable in connection with closing, including: (1)
SEC Filing Fee	5
Legal and accounting fees and expense	20,000
Edgar filing fees	3,000
Printing expenses	500
Miscellaneous expenses	1,495

Repayment of offering expenses advanced by management or payable at, before or following closing to auditors and transfer agent (1)		$25,000	$25,000	$25,000

Development of the business and establishing strategic relationships		1,000	3,000	7,000

Resale of services from strategic partner agencies and use of systems		0	2,000	7,000

General sales and marketing campaign		2,000	3,000	7,000

Media content production		1,000	4,000	6,000

SEC reporting expenses (2)		0	6,000	6,000

General working capital		1,000	2,000	2,000
Totals		$30,000	$45,000	$60,000

(1)  Mr. Arne Dunhem, CEO, President and a principal stockholder, and Mr. Dean V. Schauer, CFO, Senior Vice President, Treasurer and a principal stockholder, each advanced approximately $4,087 of the expenses of this offering, for an aggregate of $8,175.  The advances were in the form of short-term loans that are repayable from the proceeds of the offering.  The loans are non-interest bearing and are due and repayable at, or immediately following, closing.
(2)  If less than 75% of the shares are sold, management intends to advance funds to pay for SEC reporting expenses.

The amounts we have set forth above are estimates developed by our management of the allocation of net proceeds of the offering based upon our current plans and prevailing economic and industry conditions.  Although we do not currently contemplate material changes in the proposed uses of proceeds set forth above, to the extent that our management finds that adjustment thereto is required, the amounts shown may be adjusted among the uses indicated above.  Our proposed uses of proceeds are subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended.  The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general.  Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the demand for our services, changes in the competitive environment in which we operate, and changes in general market or industry conditions.  While our management is not currently aware of the existence or pending threat of any of the foregoing events, there can be no assurance given that one or more of such events will not occur.

DILUTION

The pro forma net tangible book value of our common stock as of March 31, 2010, was approximately $(17,075) or $(0.0017) per share. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets, less total pro forma liabilities, divided by the number of shares of our common stock outstanding prior to the offering. Without taking into account any other changes in the pro forma net tangible book value after March 31, 2010, other than to give effect to the sale of the maximum number of shares in this offering and receipt of the proceeds therefrom and excluding the expenses of this offering, our pro forma net tangible book value, as adjusted at March 31, 2010, would have been approximately $42,925 or $0.0033 per share, assuming the maximum number of shares are sold. This represents an immediate increase in pro forma net tangible book value of $0.0050 per share, assuming the maximum number of shares is sold, to existing stockholders, and immediate dilution in pro forma net tangible book value of $0.0167 per share, assuming the maximum number of shares is sold, to purchasers of common stock in this offering.

The following tables compare the differences of your investment in our shares with the investment of our existing stockholders excluding the expenses of this offering and assuming the maximum number of shares is sold.

Existing Stockholders if all of the Shares are Sold

Price per share	$0.02
Net tangible book value per share before offering	$(0.0017)
Potential gain to existing shareholders	$60,000
Net tangible book value per share after offering	$0.0033
Increase to present stockholders in net tangible book value per share after offering	$0.0050
Capital contributions	$60,000
Number of shares outstanding before the offering	10,000,000
Number of shares after offering held by existing stockholders	10,000,000
Percentage of ownership after offering	76.9%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.02
Dilution per share	$0.0167
Capital contributions	$60,000
Percentage of capital contributions	85.7%
Number of shares after offering held by public investors	3,000,000
Percentage of ownership after offering	23.1%

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and capitalization at March 31, 2010.

	As of December 31, 2009 (audited)	As of March 31, 2010 (unaudited)

Cash and cash equivalents	$0	$1,100

Stockholders’ Equity (Deficit):	$(11,116)	$(17,075)

Common stock, $.001 par value;
10,000,000 shares authorized and 10,000,000 shares issued	$10,000	$10,000

Common stock subscribed	$(2,587)	$(1,000)

Accumulated comprehensive income (loss)	$0	$0

Additional paid-in capital	$0	$0

Accumulated deficit	$(18,529)	$(26,075)

Total stockholders’ deficit	$(11,116)	$(17,075)

Total capitalization	$(11,116)	$(17,075)

DETERMINATION OF OUR OFFERING PRICE

The $0.02 per share offering price of our common stock was arbitrarily determined by us. There is no relationship between the offering price per share and the value of our assets, book value, earnings, or any other recognized criteria of value. We intend to apply to the OTC Bulletin Board for quotation of our common stock. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by a shareholder. The offering price would thus be determined by market factors and the independent decisions of a selling shareholder.

DIVIDEND POLICY

We have never declared or paid a dividend on our common stock. Currently, we anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate declaring or paying cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS
General

You should read the following plan of operation together with the more detailed information and financial statements and notes thereto and schedules appearing elsewhere in this prospectus. Throughout this prospectus, when we refer to “Elsinore,” “we,” “our” or “us,” we mean Elsinore Services, Inc. This plan of operation contains forward looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” or elsewhere in this prospectus.

We are a development stage company that has not generated any revenue and has limited cash resources as of the date of this prospectus. Our independent registered public accounting firm’s report on our financial statements included herein as of December 31, 2009, and for the period from the date of our inception (June 2, 2009) through December 31, 2009, contains an explanatory paragraph wherein they express an opinion that there is substantial doubt about our ability to continue as a going concern.

Our Plan of Operation

We are a full-service Advertising and Marketing agency that operates through different practice groups and provides advertising and marketing services, with an emphasis on digital interactive media. We utilize state-of-the-art digital interactive media technology to develop more targeted, effective, quantifiable, less expensive, and more comprehensive advertising and marketing campaigns than traditional methods. By utilizing digital interactive media such as the internet, mobile communications, and digital interactive signage, we believe that we can implement highly targeted campaigns to a local and global market quickly and cost effectively. Accordingly, we believe that we are able to provide a greater, tangible, value-added service to our clients, versus our competition. Our strategy is to develop and establish strategic relationships with existing complementary agencies and provide marketing and sales of our services using some of their existing services. In order to fully develop and implement our own full-service agency, over the next 12 months, we expect we will need to raise additional funds through one or more equity or debt financing or bank borrowings, as discussed below.

As of the date of this prospectus, we have entered into a strategic arrangement with a marketing and advertising agency to assist us in providing such services to our customers. As we develop and expand our services offerings and expand into different geographical markets, we expect to enter into additional similar arrangements with other advertising and marketing services providers.

Our business plan and strategy includes the following:

•
New media advertising and marketing service development. We offer and plan to further develop our new media advertising and marketing services capabilities and our long-term service offerings. Initially, we plan to provide a full range of new media services by reselling the services of other agencies and, as we further develop our infrastructure and internal operational capabilities, through our own agency personnel.

•
Establish additional strategic relationships. We anticipate entering into service agreements with advertising and marketing agencies that will enable us to access their services for our clients. Such agreements will cover: the development and implementation of client media campaigns, including the internet, email, and other new media; the types of services and media to be made available to our customers; the development of demographic industry-centric data; the terms of reimbursement of the costs and charges of providing such services of the provider; time frames for providing such services; and  availability of and access to databases for purposes of distributing marketing information and materials. We believe there may be significant cost savings if we could benefit from experience and complementary services already developed by service providers. As of the date of this prospectus, we have entered into a two year agreement with FaceTime Strategies, LLC, to assist us in providing new media advertising and marketing services to our clients and customers. For a discussion of our agreement with FaceTime, see “Our Business- Strategic Relationships” on page 24, below.

•
Initiate new media computer system usage. We have entered into an arrangement with FaceTime to provide to us access to an operational new media computer system. We expect to utilize such system until we have acquired our own full-scale system. However, since we will not own this initial computer system, we will not be able to fully control and modify the system to adapt to our business strategy. Thus, we may not be able to achieve the same revenue and profitability level as we would if we owned the computer system.

•	Sales and marketing campaign. Our future success and the expansion of our business will require us to further develop our sales and marketing strategy.

•
Media content production. We expect to offer our customers media content, including certain advertising material. We expect to offer such services either directly or through collaboration with our strategic partners.

•
New media full scale computer system implementation and installation. Our ability to offer our own proprietary new media computer systems access and service will depend on our ability to raise financing in addition to the funds generated from this offering.

As discussed above, we have entered into one service agreement with an advertising and marketing agency and expect to develop further relationships with service providers we identify that are able to provide services we require to service our customers and clients; however, our ability to provide services and develop our customer base is dependent on our ability to raise additional financing, of which there can be no assurance. Our inability to raise additional financing in addition to the proceeds of this offering may cause delays in our ability to make available to our customers a full range of services and we may be more reliant upon our strategic partners to provide such services. In addition to the risks identified under “Risk Factors” commencing on page 7, and as discussed above, we may find it difficult or impossible to offer our services profitably in the event we are required to engage strategic partners to provide services to our customers rather than offering such services through our own in house personnel.

In such event, we may be required to curtail or discontinue our operations and investors could lose some or all of their investment. In addition to the above factors, investors should carefully review the risks related to our business set forth under “Risk Factors,” on page 7, above.

Moreover, we expect we will require additional financing in addition to the proceeds of this offering. In the event such additional financing is not available to us or on terms acceptable to us, we may be unable to continue offering such services or to offer a full range of sales and marketing services to our customers and we may need to curtail or discontinue certain or all of our services offerings.

Our Limited Operating History

We were formed in June 2009 and have a limited operating history. Our financial information is as of December 31, 2009, and for the period from the date of our inception (June 2, 2009) through December 31, 2009, and as of March 31, 2010, and for the three month period ended March 31, 2010. Accordingly, we have just begun implementing our business plan. We are subject to risks associated with development stage businesses, and to risks inherent in growing an enterprise with very limited capital resources.

Our Results of Operations

Since inception through March 31, 2010, we have had no revenue. Expenses for the period from inception (June 2, 2009 through December 31, 2009, totaled $18,529 resulting in a net loss of $18,529, and expenses for the three month period ended March 31, 2010, totaled $7,546 resulting in a net loss of $7,546. All of such losses are attributable to expenses related to our initial organization.

Our Capital Resources and Liquidity

As of March 31, 2010, we had $1,100 in cash. Subsequently, on or about April 5, 2010, we received cash from a stock subscription in the amount of $1,000 from one of our directors.

Our auditors have issued a “going concern” opinion, meaning that there is substantial doubt if we can continue as a going concern for the next 12 months unless we obtain financing in addition to the financing from this offering. No or no substantial revenues are anticipated until we have completed the financing from this offering and further implemented our business plan. We are reliant upon the proceeds of this offering to fund operations and will be required to raise additional financing to fully implement our strategy and stay in business.

In addition to the proceeds from this offering, over the next 12 months, we anticipate we will require additional financing of approximately $5,000,000 to fund our operations, develop our business, and to satisfy the costs associated with the SEC public reporting and compliance requirements applicable to us under the Securities Exchange Act. We expect to seek to raise such additional financing from one or more equity or debt financings or from bank borrowing. There is no assurance that any or sufficient equity or debt financing or bank borrowings will be available to us, or upon terms that are acceptable to us. Any such debt financing that we are able to secure may, because we are a development stage company, require us to pay additional costs associated with high risk loans and be subject to above market interest rates. Any equity financing we are able to raise may result in a dilution to existing shareholders. Also, we may be required to obtain financing in the form of securities convertible into our shares of common stock the conversion of which may be on the basis of the market price of our stock at the time or immediately prior to the conversion of such securities. As a result, the continued or ongoing conversion of such securities we issue in any such financing may adversely affect the market price for our shares, if any such market ever develops. If any such financing is not available on satisfactory terms, we may be unable to continue our operations. As a result, investors would lose some or all of their investment in us.

Assuming we do not generate any revenue and we receive all of the net proceeds from this offering, during the next 12 months, we anticipate we will incur additional expenses and costs in the aggregate amount of approximately $5,000,000 related to our business and operations that will not be covered by the maximum net proceeds of this offering, and as more particularly set forth in the table set forth below (and we expect to expend such amount in the following order of priority):

Nature of Expense	Amount

Resale of services from other advertising agencies and use of their systems	$2,500,000

Sales and marketing campaigns	750,000

Media content production	500,000

Business development	130,000

Initial computer system implementation and installation	1,000,000

General working capital	120,000

Total	$5,000,000

We do not anticipate engaging in any research and development or purchasing any significant amount of equipment, except for certain capital lease purchases of equipment and systems for the initial computer system implementation. Also, we do not expect any significant increase in the number of our employees, except for contracting personnel for marketing and sales, media content production and initial computer system installation. Our ability to purchase any such equipment or hire any such personnel is dependent on our ability to raise additional financing as discussed above, of which there can be no assurance.

Contractual Obligations and Commitments

We had no contractual commitments extending beyond one year for which the cash flows are determinable as of December 31, 2009.

Critical Accounting Policies

Basis of Presentation

The financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Going Concern

Our financial statements are prepared assuming we will continue as a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of March 31, 2010, we had cash of $1,100. To date, we have not generated any revenue to cover our operational costs and allow us to continue as a going concern. We have a deficit accumulated since inception (June 2, 2009) through December 31, 2009 of ($18,529), and an accumulated deficit of $26,075 as of March 31, 2010. We will be dependent upon the raising of additional capital through one of more debt or equity financings or bank borrowing in order to fully  implement our business plan. There can be no assurance that we will be successful in raising any such financing or on terms acceptable to us. Accordingly, these factors raise substantial doubt as to our ability to continue as a going concern. We are funding our initial operations by way of issuing founder’s shares. As of March 31, 2010, we had issued an aggregate of 9,000,000 shares of our common stock at a purchase price of $0.001 per share in exchange for $8,000 in expenses incurred on our behalf and $1,000 in cash. On March 31, 2009, a director subscribed for and agreed to purchase an aggregate of 1,000,000 shares of our common stock at a purchase price of $0.001 per share, and, on or about April 5, 2010, we received the cash from such stock subscription in the amount of $1,000.

As of March 31, 2010, our officers and directors have advanced an aggregate of $8,175 to us in the form of short- term non-interest bearing loans to cover the expenses of our initial public offering. The loans are repayable out of the proceeds we receive from the offering, if any.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Income Taxes

We account for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities. At March 31, 2010 there  were no deferred tax assets or liabilities.

Net Loss per Share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive loss per share reflects the potential dilution of securities that could share in our losses. Because we do not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

OUR BUSINESS

Our Business and its Development

We are a “new media” advertising and marketing agency that operates through different practice groups providing advertising and marketing services, with an emphasis on digital interactive media. We utilize state-of-the-art digital interactive media technology to develop more targeted, effective, quantifiable, less expensive, and more comprehensive advertising and marketing campaigns than traditional methods. By utilizing digital interactive media such as the internet, mobile communications, and digital interactive signage, we believe that we can implement highly targeted campaigns to a local and global market quickly and cost effectively.

Our ability to continue to implement our business plan is dependent on our ability to raise financing, including through this offering. We anticipate that, following the closing of this offering, we will seek to raise additional funds to further implement our business plan, including through one or more equity or debt financings or bank borrowing. There can be no assurance that we will be successful in these efforts.

Market for Our Services

The spending on digital/online advertising and marketing will for the first time overtake print in 2010, according to new projections from Outsell, Inc. Outsell believes that companies in 2010 will spend $119.6 billion on online and digital strategies, from search engine keywords to webinars, while committing $111.5 billion to print methods such as newspaper and magazine ads. Overall, Outsell believes that U.S. spending on advertising and marketing will increase in 2010 compared with 2009, but by just 1.2 percent to $368 billion. (See article entitled “Marketers Digital Spending to Overtake Print for First Time Ever, According to Outsell, Inc.,” March 8, 2010; and article entitled “Digital Lift-Off,” dated March 8, 2010, Forbes.com.) While the overall advertising and marketing sector is a $370 billion + industry, it is a space that is experiencing dramatic shifts in client spending both in actual dollars budgeted and how the funding is allocated, as a result of changes in consumer habits and preferred delivery methods. These changes are reflected in recent forecasts which illustrate projected CAGR (Compound Annual Growth Rate) in the low-single digits for the industry in the aggregate. Conversely, the alternative media segment, which represents a significant share of the total revenue, is estimated to grow in double digits annually through 2012. As a result, there is a migration from purely traditional offerings by the market leaders such as Omnicom, WPP, Publicis, and Interpublic to penetration of the alternative new media segment.

The growing use of the Internet by traditional media operators - television, radio and newspapers - represents a clear opportunity for us. But our opportunity also includes an evolving and growing set of other on-line new media participants. We define new media to be interactive media in any form.

These new media participants include "social media" and "social networking" applications and, importantly, the new media involves a paradigm shift. What has changed in this paradigm shift of new media is that the provision of content is relevant, timely, and in the consumer's preferred form and delivery method. Interestingly, the revenue model in this arena is not materially different from the traditional model. For the provision of this content, be it through social media or social networking applications such as blogs, podcasts, webcasts, etc., the content provider or author generates revenue through advertising or in some cases, a share of revenue.

According to blog search engine organization Technorati, it had tracked over 112 million blog sites on the Internet as of February 2008. (See article entitled “How Many Blogs are There? Is Someone Still Counting?” The Blog Herald, February 11, 2008.) It was suggested by Technorati that more than one-third of all Internet users in the U.S. read blogs and Technorati estimated that, as of July 2006, over 175,000 new blogs were created each day. (See “Sifrey’s Alerts,” August 7, 2006, at http://www.sifry.com/alerts/archives/000436.html.) Thousands of social media firms abound on the Web while social networks number well over 1,000,000. In fact, social network services leader Ning claims it has helped launch and power over 1,000,000 social networks of all shapes and sizes . (See Marchable, The Social Media Guide, April 2009.)   The space's meteoric rise during the past 2-3 years and popularity can be attributed to such personal social network behemoths as MySpace, YouTube, and Facebook, which are household names. Other business-oriented networks, or "closed" groups include LinkedIn, with 60 million members (See http://press.linkedin.com/, May 2010), or Collectivex/Groupsite.com.

Statistics from many market research firms and investment firms suggest the expected meteoric growth in online advertising, including advertising on social networks. One example is a recent eMarketer report which suggests that in 2009, advertisers spent $1.14 billion on social network advertising with that figure expected to rise to approximately $1.29 billion in 2010, and to $1.395 billion in 2011. (See article entitled “Is Social Network Advertising Ready for Primetime?” July 9, 2009, www.emarketer.com/Articles/Print.aspx?1007165.) In the same article, in 2009, it was estimated by eMarketer that Facebook and MySpace accounted for 63% of the industry's advertising revenue.

While the advertising and marketing industry (also known as marketing communications) is fragmented, with a few thousand small agencies in the U.S. (i.e., agencies with less than $10 million in annual revenue), the industry remains dominated by a handful of agencies. From time to time, these agencies acquire firms with expertise in specific practice areas. However, there are a number of middle-market-sized firms that continue to operate independently.

While the small to medium sized agencies are primarily engaged in traditional marketing and advertising, the evolution of the alternative media segment in recent years has resulted in the emergence of small agencies that are focused on specific elements of new media, including digital interactive media. Interestingly, certain of these firms have elected to direct their efforts in specific verticals or, in many cases, have opted not to offer traditional advertising and marketing services and operate exclusively as alternative or digital interactive media entities. For some middle market firms, such as Schematic, 24/7 Media and Blast Radius, this strategy has proven successful to some degree as they have enjoyed a growth in revenue and a growing reputation. Furthermore, this success has resulted in acquisitions of such agencies by larger agencies.

Description of Our Service Offering

We offer interactive media and other alternative media campaigns that produce quantifiable results. These campaigns involve the utilization of traditional strategic planning functions, with robust implementation and delivery.

While each client has its own individual needs and objectives, elements of our offering are similar. For example, most engagements begin with strategic planning and due diligence sessions whereby client objectives, target markets, and messages are defined. The next phase typically includes targeted demographic outreach campaigns utilizing digital interactive media delivery systems. We may also elect to incorporate traditional processes as well.

Our revenue will be derived from fees for services rendered to our clients based upon the hourly billing rates of our employees or agents. We bill on a monthly basis in arrears and require our customers to pay their invoices within 30 days of receipt thereof. We also bill on a fixed fee basis for certain projects. We intend to book revenue net of sales, use and value added taxes. A portion of our revenue will be derived from performance-based commissions and other performance incentives tied to the quality of our services and success of our media and/or advertising campaigns.

In an effort to fully engage the target markets, we employ interactive applications including:

•	Blog creation and management

•	Mobile distribution

•	Online Publication Outreach

•	New Media Press portals

•	Podcasts

•	Social Network and media content creation and management

•	Viral Marketing Campaigns

•	Webcasts

•	Website Optimization

We also utilize traditional advertising and marketing methods, including:

•	Campaign Design and Creation

•	Direct Response

•	Market Research

•	Media Buying

•	Promotion

•	Strategic Planning

•	Competition

We believe most prospective clients desire a new media full-service advertising and marketing agency at an affordable price. We intend to market our services primarily to such clients.

Much like traditional advertising and marketing firms, we intend to work closely with our clients to define objectives, craft messages and define target markets. We will implement these plans through the production of innovative audio, video, online and/or print content that builds brand awareness and constituencies, and drives sales, thereby motivating consumers.  Each project will include one or more of the following:

•	Campaign design and creation

•	Market Research, and Direct Response tasks

•	Media buying activities for promotion over TV, radio or newspapers

•	Traditional tasks, including strategic planning and analysis of the client’s competitors in the market

However, while we perform strategic planning functions in similar ways to our traditional competitors, we will implement processes, protocols and delivery systems that we believe are far more robust and effective. For example, the traditional delivery outlets that advertising and marketing firms have employed have remained largely the same for decades and in recent years have proven to be less effective than new methods, extremely expensive, and slow to implement. Conversely, we will leverage state-of-the-art digital interactive media technology to develop more targeted, effective, quantifiable, less expensive, and more comprehensive campaigns. By utilizing digital interactive media such as the internet, mobile communications, and digital interactive signage, we expect we will be able to implement highly targeted campaigns to a local and regional market quickly and cost effectively. Accordingly, we believe we can provide a greater, tangible, value-added service to our clients, versus our competitors.

Strategically, we will focus our efforts on those clients that have not yet created or implemented a digital interactive media plan and/or are seeking to reach their objectives via a much more targeted, comprehensive, effective campaign, utilizing state-of-the art tools and methods. These prospective clients will be approached through targeted marketing. We are focusing on those clients that have embraced the digital interactive media concept and may engage us to direct their efforts from the planning and campaign creation phase to implementation through multiple channels, such as social media and mobile marketing, and direct response.

Our industry is both highly fragmented at the bottom end, top-heavy with four firms dominating the market and generating approximately one-half of all U.S. marketing communications’ revenue, as well as certain a number of middle market sized agencies.

In the traditional marketing/communications agency market, the largest firms include Omnicom, WPP, Publicis, and Interpublic. Each of these firms derive approximately one-half of their revenue from marketing services and have acquired agencies in recent years in an effort to expand their reach, practice areas, and diversify their respective customer bases. As a result of these acquisitions, in which the sellers continue to operate under their own brand, these larger agencies have been increasing their presence and expertise in the digital interactive media space. However, we believe that it has taken time to integrate these firms and effectively execute on cross-selling opportunities.

Strategic Relationships

Currently, we are offering our advertising and marketing services to clients and customers and are utilizing the services of certain strategic relationships we have entered into with another advertising and marketing agency, as described below. As we develop our customer base and geographic reach, we expect to enter into additional such relationships and/or provide such services through our own in-house advertising and marketing capability.

Our Agreement with FaceTime

Effective May 17, 2010, we entered into a two year services agreement with FaceTime Strategy, LLC, a marketing, public relations, database development and management company. Under the agreement, FaceTime has agreed to provide to us certain web site upgrade, development and maintenance services and web site blog, shareholder communications and maintenance, and related services for us for a one-time fee of $60,000 and a monthly maintenance fee of $2,500. Also, FaceTime has agreed to provide services with regard to: the preparation of our marketing kit; communication with supporting vendors in fulfillment of our client’s marketing programs; maintain software used for customer address standardization; provide our clients with access to certain system database management software, and related services for a one-time fee of $25,000 and a monthly maintenance fee of $2,500. Further, FaceTime has agreed to provide to us email marketing services, online survey, and tracking and graphical reporting services, electronic email mailings services, and related services for a monthly maintenance fee of $1,000. FaceTime has also agreed to provide the following services for our clients: campaign design and creation; strategic planning; direct response programs; market research; media buying; promotion; podcast and webcast preparation; viral marketing campaigns; social networking and media content creation and management; and related services at costs to be agreed to by us and FaceTime. Each of the foregoing services will commence upon our mutual agreement with FaceTime. We or FaceTime may terminate the agreement upon thirty days’ prior written notice by a non-defaulting party to the defaulting party in the event of an uncured default under the agreement during which period the defaulting party shall have the opportunity to cure the default. The agreement also contains certain proprietary information, confidentiality, non-disclosure and indemnification provisions.

Marketing

Our business strategy for ensuring our long-term growth and success as a new media full-service advertising and marketing agency, includes:

•	Identifying strategic core partners in the area of complementary new media services for advertising and marketing;

•	The active use of blog sites;

•	Developing relationships with select local media, to include radio and television to promote us;

•	Initiating active e-marketing to a number of prospective business clients;

•	Developing and distribute a marketing kit to be used when making sales calls;

•	Initiating active PR campaigns in the targeted markets;

•	Initially providing our services in the Mid-Atlantic region, before expanding to other regions to get a nationwide footprint;

We believe our clients desire a new media full-service advertising and marketing agency vendor or a partnership at an affordable price.

Our specific marketing activities will include the following:

•	Web site. Update and upgrade our web site for a more complete description of us and our services.

•
E-Marketing. Compilation of a comprehensive marketing e-mail list of businesses in the U.S. with an initial focus on the East Coast. We will distribute advertising and marketing strategy briefs to such businesses. E-mails may include blogging strategy, viral video examples, benefits of search engine optimization, etc.

•
Blogs. Create a blog site that is search engine optimized and can be viewed on our home page.  We will routinely comment on news, stories, and events regarding new media, and provide strategic and tactical methods of leveraging these trends.  Blogs will include video and the latest techniques in the blogsphere.

•
PR Campaigns. We intend to issue several press releases each month describing new business developments, to be distributed via PR Newswire, both with traditional distribution and on-line, and posted to our web site.

•	Search Engine Optimization. Utilization of search engine optimization (“SEO”) to drive attention and traffic to our web site.

•	Viral Video Marketing. Produce videos demonstrating our capabilities and include comments on strategies and the implementation of such strategies to prospective clients.

•	Broadcast Marketing. Establish arrangements with select television and radio networks so that we can produce commercials to promote us and drive prospective clients to our website.

•	Print. Distribute a marketing kit for delivery to our prospective customers outlining our service offerings.

Our Competitive Advantages

As a full service agency with a focus on digital interactive media, we expect to be able to build a competitive agency by attracting technical, marketing and creative personnel that are leaders in both traditional and new media advertising and marketing. We can thus help our clients maximize the potential of their advertising and marketing dollars providing quantifiable results for their campaigns. The following factors will also provide us with competitive advantages:

•
Unified Branding. Certain of the large agencies have engaged in acquisition strategies over the years allowing the acquired firms to operate under their own brand, thereby offering a basket of services to their clients through their many, individually branded companies. We will promote and offer our services under a single brand. We believe that we will be well-positioned to capitalize on demands for digital interactive media advertising and marketing services and that, through our strategy and positioning, we will be able to secure major accounts based on our developed expertise and our unified brand.

•
Targeted media. Targeted new media attracts prospective consumer customers who are relatively narrowly focused demographically or in their interests. Targeted new media can deliver better measurable marketing results for our clients, at lower media costs for us, due to greater attractiveness for targeted offerings and, often, due to less competition from traditional advertisers. We will develop many of the targeted new media sources for our marketing programs and make them proprietary and more defensible because of our direct ownership of the technologies.

•
Vertical market segments and focuses. We are focusing our efforts on large, attractive vertical market segments, and on developing our depth of media and coverage of prospective clients and client offerings within them. We expect to establish strong capabilities in technologies for developing services for vertical market segments and media on-line, and in providing measurable marketing results for our clients. We are focusing on clients who are moving their marketing spending to measurable new media advertising methods and on information-intensive vertical market segments. This focus allows us to utilize targeted new media technologies, in-depth industry and client knowledge, and customer segmentation and breadth of client offerings, or coverage, to deliver results for our clients and greater media yield.

Patents and Proprietary Rights

We expect to rely on a combination of common law trademark, service mark, copyright and trade secret law and contractual restrictions to establish and protect our proprietary rights and promote our reputation and the growth of our business. We do not own any patents. We expect that, in the future, we will require our employees, consultants and independent contractors to enter into agreements containing non-disclosure, non-competition and non-solicitation restrictions and covenants, and we expect to include in our agreements with some of our customers and suppliers provisions prohibiting or restricting the disclosure of proprietary information; however, we can give no assurance that these contractual arrangements or the other steps taken by us to protect our proprietary rights will prove sufficient protection to prevent misappropriation of our proprietary rights or to deter independent, third-party development of similar proprietary assets.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the media industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements. We do not believe we are currently subject to any environmental or similar laws.

Employees and Employment Agreements

As the date of this prospectus, we have no permanent staff, other than Mr. Arne Dunhem, who is our CEO and President and Dean Schauer, our Chief Financial Officer, Senior Vice President and Treasurer. Mr. Dunhem is devoting and, following the closing of our offering, expects to continue devoting approximately 40 hours a week to our business. Mr. Schauer is devoting and, following the closing of our offering, expects to continue devoting approximately 35 hours per week to our business. We do not have an employment agreement with Mr. Dunhem or Mr. Schauer and they are not receiving any compensation for their services. In addition, two consultants are supporting our activities on a part-time basis, including a Manager of Operations, Magdy Battikha, and a strategic advisor, Mr. Todd Mason, who is also one of our directors. See biographical information set forth under “Directors and Executive Officers” beginning on page 28, below. We do not have any employment or consulting agreement with any such persons and none of whom are being compensated by us at present.

We do not have any pension, health, annuity, insurance, stock option, profit sharing or similar benefit plans; however, we may adopt such plans in the future. We do not plan to hire additional employees until adequate financing has been obtained.

Principal Offices

Our principal executive offices are located at 4201 Connecticut Avenue, N.W., Suite 407, Washington, D.C. 20008 and are provided on a month-by-month basis at nominal cost from a company controlled by Mr. Todd Mason, one of our directors. We believe such facilities to be sufficient for our use for the foreseeable future and until we have begun to fully implement our business plan and generate revenue. Our telephone number at this location is (202) 609-7756.

Legal Proceedings

We are not a party to any legal proceeding.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Title

Arne Dunhem	59	President, Chief Executive Officer, and Chairman of the Board of Director (Class I Director
Dean V. Schauer	47	Senior Vice President, Chief Financial Officer and Director (Class II Director)
Leif T. Carlsson	67	Director (Class III Director)
Todd Mason	47	Director (Class III Director)

Our amended and restated certificate of incorporation provides that the board of directors shall be divided into three classes. The first term of office of directors of the first class will expire at the first annual meeting after their election as members of the first class, and thereafter their terms will expire on each three year anniversary of that date; the term of office of the directors of the second class will expire on the one year anniversary of the first annual meeting after their election as members of the second class, and thereafter their terms will expire on each three year anniversary of that one year anniversary; and the term of office of the directors of the third class will expire on the two year anniversary of the first annual meeting after their election as members of the third class, and thereafter their terms will expire on each three year anniversary of that two year anniversary. At each succeeding annual meeting, our stockholders will elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director will hold office for the term for which he or she is elected and until his or her successor shall be elected and shall qualify. If the number of directors is changed, any increase or decrease in directors will be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class will hold office for a term which shall coincide with the terms of the other directors in such class. Each of our directors was elected for the terms set forth below by unanimous written consent of our stockholders in lieu of our 2010 annual meeting of stockholders dated March 31, 2010.

Biographical information with respect to each of our present executive officers and directors is set forth below.

Arne Dunhem, a Class I director, has served as our President, Chief Executive Officer and Chairman of our board of directors since our inception on June 2, 2009. His term as a director expires in 2011. Mr. Dunhem has over 37 years of executive management and engineering experience with large complex multinational corporations, large international organizations as well as early stage technology and start-up companies. From February 2004 to the present, he has been Chairman, President and Chief Executive Officer of Ariel Way, Inc., a public company engaged in the business of secure global communications and multimedia services. Since September 2008, Ariel Way, Inc. has been delinquent in its SEC public reporting obligations. From December 2003 to February 2004, he was a consultant providing executive management and merger and acquisition support services. Between January 2002 and November 2003, he was Chairman, President and CEO of MobilePro Corp. From July 2001 to January 2002, Mr. Dunhem was a strategic business consultant and, in January 2002, he was President and CEO of Neoreach, Inc. In April 2002, Neoreach became a wholly-owned subsidiary of MobilePro. From November 1998 to June 2001 he was the Chairman and CEO of erbia, Inc. From January 1998 to October 1998, he was a strategic business consultant for various private companies. From July 1993 to September 1997, he was Chairman of Tele8 Kontakt AB, a Swedish nationwide start-up cell-phone operator and, from January 1993 to December 1997, he was Chairman of Nordiska Tele8 AB of Sweden, a European international long distance and local telephone services company. He took the companies from their start-up phases through full operation and eventually the sale of both companies. Mr. Dunhem received a M.Sc. degree from Chalmers University of Technology of Sweden.

Dean V. Schauer, a Class II director, has served as our Chief Financial Officer and as a director since March 3, 2010.  His term as a director expires in 2012.  Mr. Schauer has over 26 years of executive-level financial management experience gained in a wide range of public and private companies. From March 2006 to the present, he has been the Chief Executive Officer of Reliant Financial Consulting, an accounting and financial consulting company. From July 1998 to March 2006 he was the Managing Partner of Enterprise Financial Consulting. From April 1990 to July 1998, he served as the Assistant Vice President of Global Accounting for Global One. From April 1988 to April 1990, he was the Financial Reporting Manager for Planning Research Corporation.  From January 1984 to April 1988, he served as an Audit Senior for Ernst & Young. Mr. Schauer received a Bachelor of Arts degree from Texas A&M University. He is a Certified Public Accountant.

Leif T. Carlsson, a Class III director, was appointed a director on March 3, 2010.  His term expires in 2013.  Mr. Carlsson has over 46 years of senior executive management experience with large European multinational corporations as well as with early stage technology companies. Since 2002 he has been with Arrow Capital, a European Venture Capital firm based in Stockholm, Sweden. Mr. Carlsson has been a President of a number of large European corporations including from 2001 through 2002 with Scanfood AB. He was from 1992 through 2001 President of Scandic Hotels Europe AB, currently part of the EQT-Group; during 1990 through 1992 President of FFV Aerotech AB and FFV Aerotech Ltd, currently part of the Saab Group and FL Schmidt. From February 2004 to the present, he has also been a director of Ariel Way, Inc.  Mr. Carlsson received a M.Sc. degree from Chalmers University of Technology of Sweden.

Todd Mason, a Class III director, was appointed a director on March 3, 2010.  His term expires in 2013. Mr. Mason is a senior media communications executive with over two decades of experience in financial management, technology, business development and mergers and acquisitions for various media companies.  In 2005, he founded Mason Media Group, LLC (MMG) and has served as its Chairman and Chief Executive Officer since its formation.  MMG develops and invests in growing technology companies in the communications industry.  MMG has made five acquisitions since its inception and currently has operations throughout the United States.  Mr. Mason is also Chairman and CEO of FaceTime Strategy, LLC - a wholly owned subsidiary of Mason Media Group.  FaceTime is a leading technology focused advertising, marketing and public relations agency.  Prior to founding MMG, Mr. Mason served for eight years as President and COO of Atlantic Video, one of the country’s largest broadcast-production management companies with broadcast operations in New York, Los Angeles and Washington DC.  Under Mr. Mason’s leadership, the company grew revenue over 400% and secured major broadcast contracts with networks such as ESPN, Discovery Channel and Animal Planet.  Prior to Atlantic Video, Mr. Mason was Senior Vice President and Chief Financial Officer of Henninger Media Services, Inc. for six years, one of the country’s largest broadcast post-production companies.  The company grew revenue 600% while under the guidance of Mr. Mason.  Mr. Mason attended Virginia Commonwealth University and majored in Business Administration.

Each officer is appointed by the board of directors and holds his office at the pleasure and discretion of the board of directors or until his earlier resignation, removal or death.

There are no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or has a material interest adverse to us.

Consultant – Manager of Operations

Biographical information for Mr. Battikha, our Manager of Operations, is set forth below:

Magdy Battikha has been a consultant to us since September 2009, acting as a Manager of Operations. Mr. Battikha has been an Adjunct Mathematics teacher with St. Petersburg College, Florida, since August 2009 and has been a consulting engineer for AANTV (St. Petersburg) since early 2008. Mr. Battikha served as a Senior Vice President, Engineering Development, for Ariel Way, Inc. between August, 2004 and August 2008. He was a Senior Manager, Earth Station Systems, with the global satellite company INTELSAT for 21 year between 1983 through July 2004. Prior to joining INTELSAT, Mr. Battikha was a Group Leader at Teleglobe Canada during the period 1978 to 1983, Manager of station in Newfoundland, Canada for the Remote Sensing via satellites (employed by the Ministry of Energy, Mines and Resources, Canada) and an earth station engineer with Telesat Canada. Mr. Battikha holds a Master of Engineering (Electrical Systems) from Concordia University, Montreal, Canada, and a Bachelor of Engineering (Electrical) from McGill University, Montreal.

Independent Directors

Our board of directors has determined that the following directors are independent as “independence” is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules: Leif T. Carlsson and Todd Mason.  Our board of directors does not maintain an audit committee, nominating committee or compensation committee the functions of which are performed by our full board of directors.  We do not have an “audit committee financial expert.”

Our Board of Directors

Our board oversees our business affairs and monitors the performance of our management. During the period from inception through March 31, 2010, our board held no meetings and handled certain business through unanimous written consents in accordance with our by-laws and applicable Delaware law.  We have a policy of requesting all directors attend our annual meetings of stockholders.

Code of Ethics

Effective March 31, 2010, we adopted a Code of Ethics for our CEO, CFO, principal accounting officer or controller, and persons performing similar functions.  A copy of the Code of Ethics has been posted to our website.  Our website address is www.elsinoreservices.com.  Information contained on our website is not deemed a part of this prospectus.

Potential Conflicts of Interest

We do not have an audit or compensation committee comprised of independent directors.  The functions of those committees are performed by our board of directors.  Accordingly, there is a potential conflict of interest in that our directors have the authority to determine issues concerning management’s compensation on their own, and audit related issues that may affect management decisions.  We are not aware of any other conflict of interest with any of our executive officers or directors.

EXECUTIVE COMPENSATION

We have not paid, nor do we owe, any compensation to our executive officers.  We have not paid any compensation to our directors since inception.  We do not anticipate doing so until we have sufficient cash flows from our operations or other sources of financing.

We have no employment agreements with any of our executive officers and do not have any employees.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned or awarded to our CEO and President, CFO and other named executive officers during the period from the date of our inception through December 31, 2009.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	Nonequity Incentive Plan Compensation Earnings $	Non-qualified Compensation Earnings $	All Other Compensation $	Total $

Arne Dunhem Principal Executive Officer	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each named executive officer regarding the number of shares subject to exercisable and unexercisable stock options for the period from our inception through December 31, 2009.

		Option Awards				Equity Investment Plan Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Arne Dunhem	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Option Exercises Table

We have issued no options to our principal executive officer, principal accounting officer, or other named executive officer.  Accordingly, none of such persons exercised options or acquired shares upon the exercise of stock options during the period from the date of our inception through December 31, 2009.   Also, we currently do not have stock appreciation rights (SARs) or restricted stock plans.

Employment, Severance and Change in Control Arrangements

We do not have employment agreements with our principal executive officer, CFO, or any of our named executive officers, or any severance or change in control arrangements with such officers.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans established or maintained by us. Our board of directors may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Director Compensation and Benefits

We had no non-employee directors during the period from inception through December 31, 2009. and we did not pay any cash compensation, or issue any stock options or other equity based awards to any person serving as a director. We do not currently reimburse any of our directors for out-of-pocket expenses for attending meeting of our directors and do not anticipate doing so for the foreseeable future. Further, we do not anticipate paying any cash compensation to our directors for the foreseeable future or issuing to any such person any options to purchase our shares, although we reserve the right to do so in the future.  We may, if we have the cash resources, purchase a directors’ and officers’ liability insurance policy, although we have not purchased any such policy as of the date of this prospectus.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2009. information with regard to equity compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	0	$0	0

Equity compensation plans not approved by security holders	0	0	0

Total	0	$0	0

RELATED PARTY TRANSACTIONS

Except as set forth below, we have not been a party to any transaction since June 2, 2009, the date of our incorporation, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

We issued the following shares of our common stock to our executive officers and directors during the period from inception through the date of this prospectus:

On June 2, 2009, we issued an aggregate of 1,000,000 shares of our common stock at $0.001 per share to Mr. Arne Dunhem, our CEO, President and a director and, on December 31, 2009, Mr. Dunhem, exchanged and converted an aggregate of $1,000 in expenses incurred and billed to us into the payment for the subscription of 1,000,000 shares of our common stock.

On December 31, 2009, we issued an aggregate of 3,000,000 shares of our common stock at $0.001 per share to Mr. Arne Dunhem, our CEO, President and a director, in consideration of $3,000 in expenses incurred and billed to us.

On December 31, 2009, we issued an aggregate of 3,413,000 share of our common stock at $0.001 per share to Mr. Dean Schauer, our Chief Financial Officer, Senior Vice President, Treasurer, and director in consideration of an aggregate of $3,413 in expenses incurred and billed to us.  In addition, on December 31, 2009, we entered into a stock subscription agreement with Mr. Schauer pursuant to which he purchased an aggregate of 587,000 shares of our common stock at $0.001 per share or for aggregate proceeds to us of $587.

On December 31, 2009, we entered into a stock subscription agreement with Mr. Leif T. Carlsson, one of our directors, pursuant to which he purchased 1,000,000 shares of our common stock at $0.001 per share or for aggregate proceeds to us of $1,000.

On December 31, 2009, we entered into a stock subscription agreement with Mason Media Group, LLC, a limited liability company wholly-owned and controlled by Mr. Todd Mason, one of our directors, pursuant to which Mason Media Group, LLC, purchased 1,000,000 shares of our common stock at $0.001 per share or for aggregate proceeds to us of $1,000.

In connection with our offering, at various times during March 2010, Mr. Dunhem, our CEO, President and a director, and Mr. Schauer, our CFO, Senior Vice President and a director, have each advanced an aggregate of approximately $4,087 to us to cover certain of our offering expenses.  The advances are non-interest bearing and we expect to repay them at the time we close on our offering of which there can be no assurance.

Our principal executive offices are provided to us on a month-by-month basis at nominal cost by Mason Media, LLC, a company controlled by Mr. Todd Mason, one of our directors and a principal stockholder of us.

Our Services Agreement with FaceTime

Effective May 17, 2010, we entered into a two year services agreement with FaceTime Strategy, LLC, a marketing, public relations, database development and management company.  Mr. Todd Mason, our director and a principal shareholder of us, is the Chairman and Chief Executive Officer, managing member, and a control person of FaceTime.  Under the agreement, FaceTime has agreed to provide to us certain web site upgrade, development and maintenance services and web site blog, shareholder communications and maintenance, and related services for us for a one-time fee of $60,000 and a monthly maintenance fee of $2,500. Also, FaceTime has agreed to provide services with regard to: the preparation of our marketing kit; communication with supporting vendors in fulfillment of our client’s marketing programs; maintain software used for customer address standardization; provide our clients with access to certain system database management software, and related services for a one-time fee of $25,000 and a monthly maintenance fee of $2,500.  Further, FaceTime has agreed to provide to us email marketing services, online survey, and tracking and graphical reporting services, electronic email mailings services, and related services for a monthly maintenance fee of $1,000.  FaceTime has also agreed to provide the following services for our clients: campaign design and creation; strategic planning; direct response programs; market research; media buying; promotion; podcast and webcast preparation; viral marketing campaigns; social networking and media content creation and management; and related services at costs to be agreed to by us and FaceTime.  Each of the foregoing services will commence upon our mutual agreement with FaceTime.  We or FaceTime may terminate the agreement upon thirty days’ prior written notice by a non-defaulting party to the defaulting party in the event of an uncured default under the agreement during which period the defaulting party shall have the opportunity to cure the default. The agreement also contains certain proprietary information, confidentiality, non-disclosure and indemnification provisions.

Review, approval or ratification of transactions with related parties

Following our completion of this offering, our policy will be to have any transaction, other than one that involves compensation between us and any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if approved by our disinterested member of our board of directors and only if the transaction is an arm’s length transaction and reasonable and fair to us. This approval process does not apply to a transaction that is available to employees generally.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of May 31, 2010, beneficial ownership of our common stock by the following: (i) any person we know who is the beneficial owner of more than 5% of our common stock, (ii) each of our directors and our named executive officers, and (iii) all of our directors and named executive officers as a group.  As of May 31, 2010, we had 10,000,000 shares of our common stock issued and outstanding.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (1)		% of Common Stock Beneficially Owned
Arne Dunhem	4,000,000		40%

Dean V. Schauer	4,000,000		40%

Todd Mason	1,000,000	(2)	10%

Leif T. Carlsson	1,000,000		10%

All executive officers and directors as a group (4 people)	10,000,000		100%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is generally determined by “voting power” and/or “investment power” with respect to securities.  Unless otherwise noted, all shares of our common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of our common stock owned by each of them.  Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable within 60 days from the date hereof have been exercised or converted as the case may be.  All addresses, except as noted, are c/o Elsinore Services, Inc., 4201 Connecticut Avenue, N.W., Suite 407, Washington, D.C. 20008.

(2)
Represents shares owned of record by Mason Media Group, LLC, a limited liability company wholly-owned and controlled by Mr. Todd Mason.  Mr. Mason is, therefore, deemed to have “voting” and “investment power” with regard to such shares.

MARKET FOR OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Prior to this offering, no public market has existed for our common stock and we can give no assurance that any public market will ever develop or, if any public market for our common stock develops, that it will be sustained.

We propose to seek quotation of our shares of common stock on the OTC Bulletin Board.  We can give no assurance that the shares will be accepted for quotation on the OTC Bulletin Board.  In order for our shares to be quoted on the OTC Bulletin Board, a market maker will need to file an application with the Financial Industry Regulatory Authority (FINRA) to make a market in our common stock.  As of the date of this prospectus, we have not requested any market maker to make a market in our common stock or to quote our shares.  Consequently, a purchaser of our common stock may find it difficult to resell the securities offered hereby if the purchaser desires to do so when eligible for public resale.

As of the date of this prospectus, there were 10,000,000 shares of our common stock issued and outstanding, which were held by four stockholders of record.

Dividends

Since our inception, we have not declared or paid cash dividends on our common stock.  Currently, we intend to retain earnings, if any, to support our growth strategies and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF OUR SECURITIES

We are offering up to 3,000,000 shares of our common stock at an offering price of $0.02 per share in our initial public offering directly to the public.

Our Common Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 245,000,000 shares of our common stock, $.001 par value per share.  As of May 31, 2010, 10,000,000 shares of our common stock were issued and outstanding and we had four holders of record of our common stock. Each share of our common stock entitles the holder thereof to one vote on each matter submitted to our stockholders for a vote.

Holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefor when, as and if declared by our board of directors

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs

•	do not have preemptive, subscription or conversion rights, or redemption or applicable sinking fund provisions, and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

We anticipate that, for the foreseeable future, we will retain earnings, if any, to finance the operation of our business. The payment of dividends in the future will depend upon, among other things, our capital requirements and our operating and financial conditions.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $.001 par value per share.  The board of directors is authorized to issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in our amended and restated certificate of incorporation and any limitations prescribed by law, to establish and designate series of our preferred stock and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences of each such series.

New issuances of shares of preferred stock with voting rights can affect the voting rights of the holders of outstanding shares of preferred stock and common stock by increasing the number of outstanding shares having voting rights and by the creation of class or series voting rights.  Also, additional issuances of shares of preferred stock with conversion rights can have the effect of increasing the number of shares of our common stock outstanding up to the amount of common stock authorized by our amended and restated certificate of incorporation and can also, in some circumstances, have the effect of delaying or preventing a change in control of us and otherwise adversely affect the rights of holders of outstanding shares of preferred stock and common stock.  To the extent permitted by our amended and restated certificate of incorporation, a series of preferred stock may have preferences over the common stock (and other series of preferred stock) with respect to dividends and liquidation rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, By-Laws and Delaware Law

Our amended and restated certificate of incorporation, provisions of our amended and restated by-laws and Delaware law could discourage takeover attempts and prevent stockholders from changing our management.

Our amended and restated certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, of which none are authorized, issued or outstanding. Our board of directors, without further action by our stockholders, is authorized to issue the shares of preferred stock in one or more series and to fix and determine as to any series, any and all of the relative rights and preferences of shares in each series, including without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation. The issuance of additional shares of preferred stock with voting and conversion rights could materially adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of us.

We have elected in our amended and restated certificate of incorporation not to be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. This provision, however, would not be applicable to us until our common stock is listed on a national securities exchange or held of record by more than 2,000 stockholders. The existence of this provision would have been expected to have had an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

We also have a staggered board of directors and vacancies resulting from an increase in the size of our board may be filled by a majority of our directors then in office.

A majority of our issued and outstanding shares of voting stock is required to call a special meeting of our stockholders.

Our stockholders are not entitled to cumulative voting in the election of directors.

A director, any class of directors, or the entire board of directors may only be removed from office by a vote of stockholders holding of not less than 75% of our voting stock.  However, if 66 2/3% of our board of directors approve of the removal of a director and recommend removal of a director to shareholders, a director may be removed by a majority vote of our stockholders.

Our board of directors and stockholders have concurrent power to make, alter, amend, change, add to or repeal our by-laws, provided that any such change is authorized by a majority of our directors or receives the affirmative vote of not less than 66 2/3% of our voting stock.

We have no plans or proposal to adopt any other provision or enter into any arrangements that may have a material anti-takeover consequence.

Our Transfer Agent

Computershare Trust Co., N.A., Golden, Colorado, is our transfer agent.

OUR PLAN OF DISTRIBUTION

We are offering for sale up to a maximum of 3,000,000 shares of our common stock directly to the public in our initial public offering. Our offering is being conducted on a self-underwritten, “best efforts” basis.  We are not offering the shares through an underwriter or placement agent and we will not be required to pay any underwriter’s discount or commission. Our shares will be offered and sold by us solely through our officers and directors who will not receive any commission for selling the shares on our behalf.  An investor is not required to purchase a minimum amount of shares.

Our offering will commence promptly following the date of this prospectus and will continue for a period of 120 days unless we earlier sell all of the shares or terminate the offering.  We reserve the right to extend the offering period for up to an additional 90 days, in our sole discretion.

We are not required to sell a minimum amount of shares in this direct offering and we are not required to raise a minimum amount of offering proceeds for us to complete our offering.  All proceeds of this offering will be received by us and will be immediately available to us for our use following our acceptance of your subscription.  We will pay all expenses of this offering.

We have made no arrangements to place the proceeds of the sale of our shares in an escrow or similar account.  Upon our receipt of the proceeds from this offering, we will deposit them in our general business operating account and the net proceeds will be used to conduct our business and operations.

The offering price of our shares in this offering of $0.02 per share was arbitrarily determined by us and bears no relationship to the value of our assets, or our book value, earnings, net worth or any other recognized criteria of value.  We did not engage an independent investment banking firm to assist us in determining the offering price of our shares.  Also, our offering price was not based on the price paid by our founders for their shares.  The offering price should not be regarded as an indication of any future price of our stock.

Currently, no public market for our shares of common stock exists and there can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares may be unable to sell their shares. As a result, you may find it more difficult to dispose of, or obtain accurate quotes for, our common stock.  A purchaser of our securities in this offering should be able to bear the risk of losing his or her entire investment.

We propose to seek quotation of our shares of common stock on the OTC Bulletin Board.  We can give no assurance that the shares will be accepted for quotation on the OTC Bulletin Board.   In order for our shares to be quoted on the OTC Bulletin Board, we must be a reporting company under the Securities Exchange Act have at least one market maker complete and file a Form 211 with FINRA, and have such application approved by FINRA. We have not yet engaged a market maker to apply for quotation of our shares on the OTC Bulletin Board and we are not able to determine the length of time that it will take for any such application to be approved by FINRA.

We intend to sell the shares in this offering through Mr. Arne Dunhem and Mr. Dean Schauer, officers and directors of our company.  Such persons will not receive any commission from the sale of our shares in this offering.  They will rely upon the “safe harbor” exemption from the registration requirement applicable to a broker-dealer under Section 15 of the Securities Exchange Act set forth in Rule 3a4-1 thereunder. Rule 3a4-1 sets forth conditions under which a person associated with an issuer may participate in an offering of an issuer's securities and not be deemed to be a broker-dealer. The conditions are as follows:

•	The person is not subject to statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Exchange Act, at the time of his participation;

•	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

•	The person is not at the time of his participation an associated person of a broker-dealer; and,

•
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 under the Securities Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling an offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of the rule.

We have been advised that neither Arne Dunhem nor Dean Schauer: (i) is subject to statutory disqualification within the meaning of Section 3(a)(39) of the Securities Exchange Act; (ii) has or will be compensated in connection with his participation in our offering by payment of commission or other remuneration based either directly or indirectly on transactions in securities; (iii) is or will be at the time of his participation in the offering an associated person of a broker or dealer. Moreover, each of Messrs. Dunhem and Schauer: (a) primarily perform and intend to primarily perform at the end of the offering, substantial duties for or on our behalf otherwise in connection with transactions in securities, and will continue to be our officers following the completion of this offering; (b) was not a broker or dealer, or any associated person of a broker or dealer, within the preceding 12 months; and (c) does not participate in selling an offering of securities for any issuer more than once every twelve (12) months other in reliance upon Rules 3a4-1(a)(4)(i) or (iii).

Offering Period

The offering period will commence promptly following the date of this prospectus and will continue for a period of 120 days thereafter unless earlier we sell all of the shares or we terminate the offering. We reserve the right to extend the offering period for up to an additional 90 days, in our sole discretion.

Subscription Agreement and Procedures

We will not accept any money until the registration statement of which this prospectus forms a part is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must deliver to us:

•	an executed subscription agreement in the form we will provide to you; and

•	a check, subject to collection, for the full subscription amount for the shares made payable to "Elsinore Services, Inc."

We may accept or reject any subscription in our sole discretion.  In the event we reject a subscription, we shall return the subscription proceeds to the subscriber without interest, charge or deduction.  You may revoke your subscription at any time prior to our acceptance of your subscription by notifying us in writing of your subscription revocation decision.

Your subscription proceeds will not be held in any escrow account and, if we accept your subscription, will be immediately available for our use for general business purposes.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, if any such public market develops, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time, if any public market for our shares develops. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Sale of Restricted Shares

Upon completion of this offering, we will have 13,000,000 shares of our common stock outstanding, assuming we sell all of the shares in this offering. Of these shares of our common stock, 3,000,000 shares of our common stock being sold in this offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 10,000,000 shares of our common stock held by our existing stockholders upon completion of this offering will be “restricted securities” and may be deemed “control securities,” as such terms are defined in Rule 144, and may be resold only following registration under the Securities Act or pursuant to an exemption from such registration, including, among other things, the safe harbor exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below.

Rule 144

Under Rule 144, a person who became the beneficial owner of shares of our common stock prior to the commencement of this offering may not sell their shares until the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements under the Securities Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (ii) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three month period preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of shares of our common stock that does not exceed 1% of the number of shares of our common stock then outstanding (which will equal approximately 130,000 shares immediately after this offering, assuming we sell all of the shares in this offering), and to certain requirements regarding manner of sale, certain notice requirements, and to the availability of current public information about us.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale will be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale, would remain subject to the volume restrictions described above and to certain requirements regarding manner of sale, certain notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the date of the commencement of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with the one-year minimum holding period, but subject to the other Rule 144 restrictions described above.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock registered hereby.   This prospectus, which is a part of our registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference.  For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any documents we file at the SEC’s public reference rooms as indicated above.

A copy of the registration statement may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  You can request copies of those documents upon payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference room. The registration statement and this prospectus is also available through the SEC’s Internet web site at http://www.sec.gov.

QUANTITATIVE AND QUALITATIVE DISCUSSION ABOUT MARKET RISK

We do not believe we face any material market risk exposure with respect to derivative or other financial instrument, financial currency risk, or otherwise.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

During the period from our inception through December 31, 2009, and during the subsequent interim period, our independent registered public accountants have not resigned (or indicated they have declined to stand for re-election after the completion of their most recent audit) and have not been dismissed by us.

LEGAL MATTERS

Certain legal matters in connection with the registration of the shares offered hereby will be passed upon for us by Babirak Carr, P.C., Washington, D.C.

EXPERTS

Our financial statements as of December 31, 2009, and for the period from the date of our inception through December 31, 2009, included in this prospectus have been included herein in reliance on the reports of Friedman LLP, our independent registered public accountants, based upon the authority of that firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we will indemnify our officers and directors under certain circumstances.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling person in connection with the securities being registered herein, we will, unless, in the opinion of our legal counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)

FINANCIAL STATEMENTS
TOGETHER WITH THE REPORT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2009

Elsinore Services, Inc.
(A Development Stage Enterprise)

December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
Elsinore Services, Inc.
(A Development Stage Enterprise)

We have audited the accompanying balance sheet of Elsinore Services, Inc. (a development stage enterprise) as of December 31, 2009, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period June 2, 2009 (date of inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elsinore Services, Inc. (a development stage enterprise) as of December 31, 2009, and the results of its operations and its cash flows for the period June 2, 2009 (date of inception) to December 31, 2009 in conformity with the standards of the Public Company Accounting Oversight Board (United States).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's accumulated deficit and lack of capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Friedman LLP

Marlton, NJ
March 26, 2010

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
BALANCE SHEET

As of December 31, 2009

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities
Accrued expenses	$10,000
Accounts payable, officer	1,116
Total current liabilities	11,116

Commitments

Stockholders’ Deficiency
Common stock, par value $0.001, 75,000,000 shares authorized,
and 10,000,000 shares issued and outstanding	10,000
Common stock subscription	(2,587)
Accumulated deficit	(18,529)

(11,116)

$-

The accompanying notes are an integral part of these financial statements

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

From inception (June 2, 2009) through December 31, 2009

Revenues	$-

Operating Expenses
Professional fees	10,000
Administrative fees	8,529

18,529

Net Loss	$(18,529)

Net loss per share – basic and diluted	$(0.02)

Weighted average common shares outstanding	1,000,000

The accompanying notes are an integral part of these financial statements

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FROM INCEPTION (JUNE 2, 2009) TO DECEMBER 31, 2009

	Common Stock		Common Stock	Accumulated
	Shares	Amount	Subscription	Deficit	Total

Balance, June 2, 2009 (Inception)	-	$-	$-	$-	$-

Common stock issued	10,000,000	10,000	(2,587)	-	7,413

Net loss	-	-	-	(18,529)	(18,529)

Balance at December 31, 2009	10,000,000	$10,000	$(2,587)	$(18,529)	$(11,116)

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)

STATEMENT OF CASH FLOWS

From inception (June 2, 2009) through December 31, 2009

Cash flows from operating activities
Net loss	$(18,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for operating expenses (See Note 4)	7,413
Changes in assets and liabilities:
Accounts payable and accrued expenses	11,116

Net Cash used in operating activities	-

Supplemental cash flow information:
Non-cash financing activities:

Issuance of common stock through subscription	$2,587

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Elsinore Services, Inc. (the “Company”) was incorporated on June 2, 2009 in the State of Delaware and established a fiscal year end of December 31. The Company is a development stage enterprise that intends to provide full-service advertising and marketing services with an emphasis on digital interactive media.  The Company is currently in the development stage as defined in the Accounting Standards Codification 915. All activities of the Company to date relate to its organization, initial funding and share issuances.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from these estimates.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities.

Subsequent Events

These financial statements were approved by management and available for issuance on March 26, 2010.  Management has evaluated subsequent events through this date.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the period June 2, 2009 (date of inception) to December 31, 2009, and has an accumulated deficit of $18,529 as of December 31, 2009.  The Company has relied upon cash from its officer to fund its ongoing operations as it has not been able to generate sufficient cash from its operating activities.  These factors create an uncertainty about the company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

As of December 31, 2009, the Company received advances from a Director in the amount of $1,116 to pay for incorporation costs, filing fees, and travel expenses.  The amounts due to the related party are unsecured and non-interest bearing with no set terms of repayment.

NOTE 4 – EQUITY TRANSACTIONS

During 2009, the Company issued 7.4 million shares of common stock valued at $7,413 to related parties in exchange for $7,413 in expenses incurred on behalf of the Company.  An additional 2.6 million shares have been subscribed by an officer and two directors of the Company at December 31, 2009.

NOTE 5 – SUBSEQUENT EVENTS

On March 13, 2010, the Company increased the number of its authorized shares of common stock to 245 million and authorized 5 million shares of preferred stock, $.001 par value per share.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)

FINANCIAL STATEMENTS

MARCH 31, 2010

(UNAUDITED)

Elsinore Services, Inc.
(A Development Stage Enterprise)

March 31, 2010

 INDEX TO UNAUDITED FINANCIAL INFORMATION

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
BALANCE SHEET

MARCH 31, 2010
(UNAUDITED)

ASSETS

Current Assets
Cash	$1,100
Total current assets	1,100

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current Liabilities
Accrued expenses	$10,000
Accounts payable, officers	8,175
Total current liabilities	18,175

Commitments

Stockholders’ Deficiency
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued and outstanding	-
Common stock, par value $.001, 245,000,000 shares authorized, and 10,000,000 shares issued and outstanding	10,000
Common stock subscription	(1,000)

Deficit accumulated during the development stage	(26,075)

Total stockholders’ deficiency	(17,075)

Total liabilities and stockholders’ deficiency	$1,100

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended March 31, 2010	From inception (June 2, 2009) through March 31, 2010

Revenues	$-	$-

Operating Expenses
Professional fees	5,000	15,000
Administrative fees	2,546	11,075

	7,546	26,075

Net Loss	$(7,546)	$(26,075)

Net loss per share – basic and diluted	$(0.00)

Weighted average common shares outstanding	10,000,000

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE THREE MONTHS ENDED
MARCH 31, 2010
(UNAUDITED)

	Common Stock		Common Stock Subscription	Deficit Accumulated During Development
	Shares	Amount	Receivable	Stage	Total

Balance, December 31, 2009	10,000,000	$10,000	$(2,587)	$(18,529)	$(11,116)

Proceeds from common stock subscription			1,587	-	1,587

Net loss	-	-	-	(7,546)	(7,546)

Balance at March 31, 2010	10,000,000	$10,000	$(1,000)	$(26,075)	$(17,075)

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FROM JUNE 2, 2009 (INCEPTION) THROUGH
 MARCH 31, 2010
(UNAUDITED)

	Common Stock		Common Stock Subscription	Deficit Accumulated During Development
	Shares	Amount	Receivable	Stage	Total

Balance, June 2, 2009	-	$-	$-	$-	$-

Common stock issued	10,000,000	$10,000	(1,000)	-	9,000

Net loss	-	-	-	(26,075)	(26,075)

Balance at March 31, 2010	10,000,000	$10,000	$(1,000)	$(26,075)	$(17,075)

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

 (UNAUDITED)
	For the Three Months Ended March 31, 2010	From June 2, 2009 (inception) through March 31, 2010

Cash flows from operating activities
Net loss	$(7,546)	$(26,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for operating expenses (See Note 4)	587	8,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	6,959	18,075

Net cash flow from operating activities	-	-

Cash flows from financing activities
Cash receipts from stock subscription	1,000	1,000
Funding provided by officers	100	100

Net cash flow from financing activities	1,100	1,100

Net increase in cash held	1,100	1,100
Cash at the beginning of the reporting period	-	-

Cash at the end of the reporting period	$1,100	$1,100

The accompanying notes are an integral part of these financial statements.

ELSINORE SERVICES, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2010
(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Elsinore Services, Inc. (the “Company”) was incorporated on June 2, 2009 in the State of Delaware and established a fiscal year end of December 31. The Company is a development stage enterprise that provides full-service advertising and marketing services with an emphasis on digital interactive media.  The Company is currently in the development stage as defined in the Accounting Standards Codification 915. All activities of the Company to date relate to its organization, initial funding and share issuances.

Basis of Presentation

The condensed interim financial statements contain unaudited information as of March 31, 2010 and for the three months then ended and for the cumulative period June 2, 2009 (inception) through March 31, 2010.  The unaudited interim financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain disclosures required by accounting principles generally accepted in the United States of America are not included herein.  In management’s opinion, these unaudited financial statements include all adjustments necessary for a fair presentation of the information when read in conjunction with our audited financial statements and the related notes thereto.  The financial information as of December 31, 2009 is derived from our 2009 audited annual financial statements.  The interim condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in our 2009 audited annual financial statements.  The financial results for the interim period presented, are not necessarily indicative of the results to be expected for the full year.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from these estimates.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate deferred income taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities.

Loss Per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period.  Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period.  The Company does not have any potentially dilutive instruments.

Fair Value of Financial Instruments

The carrying value of current assets and liabilities approximates fair value due to their short-term nature.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the period June 2, 2009 (date of inception) to March 31, 2010, and has an accumulated deficit of $26,075 as of March 31, 2010.  The Company has relied upon cash from its officers to fund its ongoing operations as it has not been able to generate sufficient cash from its operating activities.  These factors create an uncertainty about the company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

As of March 31, 2010, the Company had received cumulative advances from two officers in the amount of $8,175 to pay for incorporation costs, filing fees, and travel expenses.  The amounts due to these related parties are unsecured and non-interest bearing with no set terms of repayment.

NOTE 4 – EQUITY TRANSACTIONS

During the three months ended March 31, 2010, the Company issued 587,000 shares of our common stock valued at $587 to a related party in exchange for $587 in expenses incurred on behalf of the Company.   For the period June 2, 2009 (date of inception) to March 31, 2010 the Company issued 8,000,000 shares of our common stock valued at $8,000 to related parties in exchange for $8,000 in expenses incurred on behalf of the Company. On March 31, 2010, the Company received $1,000 to fully satisfy a stock subscription from one of its directors.   An additional 1,000,000 shares of our common stock have been subscribed by a director of the Company at March 31, 2010.

NOTE 5 – SUBSEQUENT EVENT

On or about April 5, 2010, the Company received cash to fully satisfy a stock subscription in the amount of $1,000 from one of its directors.

Effective May 17, 2010, we entered into a two year services agreement with FaceTime Strategy, LLC, a marketing, public relations, database development and management company. Under the agreement, FaceTime has agreed to provide to us certain web site upgrade, development and maintenance services and web site blog, shareholder communications and maintenance, and related services for us for a one-time fee of $60,000 and a monthly maintenance fee of $2,500. Also, FaceTime has agreed to provide services with regard to: the preparation of our marketing kit; communication with supporting vendors in fulfillment of our client’s marketing programs; maintain software used for customer address standardization; provide our clients with access to certain system database management software, and related services for a one-time fee of $25,000 and a monthly maintenance fee of $2,500. Further, FaceTime has agreed to provide to us email marketing services, online survey, and tracking and graphical reporting services, electronic email mailings services, and related services for a monthly maintenance fee of $1,000. FaceTime has also agreed to provide the following services for our clients: campaign design and creation; strategic planning; direct response programs; market research; media buying; promotion; podcast and webcast preparation; viral marketing campaigns; social networking and media content creation and management; and related services at costs to be agreed to by us and FaceTime. Each of the foregoing services will commence upon our mutual agreement with FaceTime. We or FaceTime may terminate the agreement upon thirty days’ prior written notice by a non-defaulting party to the defaulting party  in the event of an uncured default under the agreement during which period the defaulting party shall have the opportunity to cure the default. The agreement also contains certain proprietary information, confidentiality, non-disclosure and indemnification provisions.

Until ________, 2010 (120 days after the date of this
prospectus), all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as
underwriters with respect to their unsold allotments or
subscriptions.
ELSINORE SERVICES, INC. Maximum of 3,000,000 Shares of Our Common Stock PROSPECTUS ___________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses to be incurred by us in connection with the registration of the securities subject of this registration statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$5

Printing and Engraving Expenses	500

Registrant’s Counsel Fees and Expenses	10,000

Accountant’s Fees and Expenses	10,000

Edgar Filing Fees	3,000

Miscellaneous Expenses	1,495

Estimated Total	$25,000

Item 14.  Indemnification of Directors and Officers.

Article XI of our Amended and Restated Certificate provides that we shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the company or, while a director or an officer of the company, is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee.  Notwithstanding the preceding sentence, we shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by our board of directors.

Article VIII, Section 8.1 of our Amended and Restated By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of our company or is or was serving at our request of as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by us to the fullest extent permitted by applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification and advancement of expenses, we will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by our board of directors.

Article VIII, Section 8.2 of our Amended and Restated By-Laws provides that the right to indemnification conferred in Section 8.1 shall include the right to be paid by us the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that the indemnitee is not entitled to be indemnified for the expenses under Section 8.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 8.1 and 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article VIII, Section 8.3 of our Amended and Restated By-Laws provides that if a claim under Section 8.1 or 8.2 is not paid in full by us within 60 days after a written claim has been received by us, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against us to recover the unpaid amount of the claim to the fullest extent permitted by law. If successful in whole or in part in any such suit, or in a suit brought by us to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by (i) the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) us to recover an advancement of expenses pursuant to the terms of an undertaking, we will be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither our failure (including our board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by us (including our board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met the applicable standard of conduct, will create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by us to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under Article VIII of our Amended and Restated By-Laws or otherwise shall be on us.

Article VIII, Section 8.4 of our Amended and Restated By-Laws provides that the rights to indemnification and to the advancement of expenses conferred in Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

Article VIII, Section 8.5 of our Amended and Restated By-Laws provides that we may maintain insurance, at our expense, to protect us and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify the person against the expense, liability or loss under the General Corporation Law of the State of Delaware.

Article VIII, Section 8.6 of our Amended and Restated By-Laws provides that we may, to the extent authorized from time to time by our board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent to the fullest extent of the provisions of Article VIII with respect to the indemnification and advancement of expenses of our directors and officers.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 15.  Recent Sales of Unregistered Securities.

We have issued the following unregistered securities since the date of our inception on June 2, 2009:

On June 2, 2009, we issued an aggregate of 1,000,000 shares of our common stock to Mr. Arne Dunhem, our CEO, President and a director. We recorded a subscription receivable of $1,000 as of June 2, 2009. On December 31, 2009, Mr. Dunhem exchanged and converted an aggregate of $1,000 in expenses incurred and billed to us into the payment for the subscription. The shares were issued in reliance upon the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), set forth in Section 4(2) thereof.

On December 31, 2009, we issued an aggregate of 3,000,000 of our common stock to Mr. Arne Dunhem, our CEO, President and a director, in consideration for $3,000 in expenses incurred and billed to us. The shares were issued in reliance upon the exemption from the registration requirements under the Securities Act set forth in Section 4(2) thereof.

On December 31, 2009, we issued an aggregate of 3,413,000 share of our common stock to Mr. Dean Schauer, our Chief Financial Officer, Senior Vice President, and Treasurer, in consideration of an aggregate of $3,413 in expenses incurred and billed to us.  In addition, on December 31, 2009, we entered into a stock subscription agreement with Mr. Schauer pursuant to which Mr. Schauer purchased an aggregate of 587,000 shares of our common stock for an aggregate purchase price of $587.  The shares were issued in reliance upon the exemption from the registration requirements under the Securities Act set forth in Section 4(2) thereof.

On December 31, 2009, we entered into a stock subscription agreement with Mr. Carlsson, a director, pursuant to which he purchased an aggregate of 1,000,000 shares of our common stock for an aggregate purchase price of $1,000.  The shares were issued in reliance upon the exemption from the registration requirements under the Securities Act set forth in Section 4(2) thereof and/or Regulation S under the Securities Act.

On December 31, 2009, we entered into a stock subscription agreement with Mason Media Group, LLC, a limited liability company that is wholly-owned and controlled by Mr. Todd Mason, a director, pursuant to which Mason Media Group, LLC, purchased an aggregate of 1,000,000 shares of our common stock for an aggregate purchase price of $1,000. The shares were issued in reliance upon the exemption from the registration requirements under the Securities Act set forth in Section 4(2) thereof.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference From
Exhibit No.	Exhibit Description	Form	Exhibit No.	Filing Date

3.1	Amended and Restated Certificate of Incorporation of the Registrant, dated March 13, 2010.	S-1	3.1	4/8/10

3.2	Amended and Restated By-Laws, adopted March 13, 2010.	S-1	3.2	4/8/10

4.1	Form of Common Stock Certificate.	S-1	3.3	4/8/10

5.1	Legal Opinion of Babirak Carr, P.C.	S-1	5.1	4/8/10

10.1	Form of Subscription Agreement for initial public offering, filed herewith

10.2	Form of Subscription Agreement for common stock utilized by directors and executive officers in connection with initial subscription for shares of common stock of the Registrant.	S-1	10.1	4/8/10

10.3	Services Agreement, dated May 17, 2010, by and between the Registrant and FaceTime Strategy, LLC.	PEA#1 to Form S-1	10.3	5/20/10

21	List of Subsidiaries.	S-1	21	4/8/10

23.1	Consent of Friedman LLP, filed herewith.

23.2	Consent of Babirak Carr, P.C.	S-1	5.1	4/8/10

24.1	Power of Attorney of certain directors and officers of the Registrant (included on Signature Page of this Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement).

Item 17. Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)	That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is not an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, D.C., on June 1, 2010.

ELSINORE SERVICES, INC.

By:	/s/ Arne Dunhem
Arne Dunhem
Chief Executive Officer and President
(Principal Executive Officer)

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arne Dunhem and Dean V. Schauer, or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arne Dunhem	Chairman of the Board, Chief Executive	June 1, 2010
Arne Dunhem	Officer, President and Secretary (Principal Executive Officer)

/s/ Dean V. Schauer	Senior Vice President, Chief Financial	June 1, 2010
Dean V. Schauer	Officer and Director (Principal Financial and Accounting Officer)

/s/ Todd Mason	Director	June 1, 2010
Todd Mason

/s/ Leif T. Carlsson	Director	June 1, 2010
Leif T. Carlsson